EXHIBIT 10.1

EXECUTED VERSION

Certain identified information has been excluded from this exhibit because such information both (i) is not material and (ii) would likely cause competitive harm if publicly disclosed. Excluded information is indicated with brackets and asterisks.

COLLABORATION AND LICENSE AGREEMENT

BETWEEN

regenxbio inc.

AND

ABBVIE GLOBAL ENTERPRISES LTD.

DATED AS OF September 10, 2021

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
ARTICLE 2 EFFECTIVENESS OF THIS AGREEMENT	2
2.1Effective Date	2
2.2Antitrust Cooperation	2
2.3Delay in Effective Date	4
ARTICLE 3 DEVELOPMENT AND REGULATORY ACTIVITIES	4
3.1Development Activities	4
3.2Development Plan	5
3.3Development Expenses	5
3.4Records and Reports	6
3.5Development Subcontracting	6
3.6Regulatory Approvals and Communications	7
3.7Recalls, Suspensions or Withdrawals	7
3.8Pharmacovigilance Agreement	8
3.9Global Safety Database	8
ARTICLE 4 COMMERCIALIZATION	8
4.1Commercialization Activities	8
4.2Commercialization Strategies and Plans	8
4.3Diligence	9
4.4Commercialization Records and Reports	9
4.5Commercialization Costs; Booking of Sales; Distribution	10
4.6Commercial Subcontracting	10
4.7Compliance with Applicable Law	11

i

4.8Markings	11
ARTICLE 5 MANUFACTURING AND SUPPLY	11
5.1Clinical Supply	11
5.2Commercial Supply	12
5.3Certain Components	14
ARTICLE 6 EXCLUSIVITY	14
6.1Generally	14
6.2[****]	14
6.3[****]	14
ARTICLE 7 GOVERNANCE	14
7.1Joint Development Committee	14
7.2Joint Commercialization Committee	15
7.3Joint Manufacturing Committee	16
7.4General Provisions Applicable to Joint Committees	17
ARTICLE 8 PAYMENTS AND RECORDS	18
8.1Upfront Payment	18
8.2Milestones	18
8.3Royalties	21
8.4United States Profit and Loss Share	23
8.5Calculation and Payment of US Net Sales, Allowable US Expenses and Allowable Development Expenses Share	23
8.6Mode of Payment; Offsets	24
8.7Reimbursement	25
8.8Finance Working Group	25
8.9Taxes	26

8.10Interest on Late Payments	27
8.11Financial Records	27
8.12Audit	27
8.13Audit Dispute	28
ARTICLE 9 LICENSES; INTELLECTUAL PROPERTY	28
9.1License Grant to PARTNER	28
9.2[****]	28
9.3Government Rights	29
9.4Sublicensing	29
9.5License Grant to REGENX	29
9.6Section 365(n) of the Bankruptcy Code	30
9.7Obligations Under Third Party Agreements	30
9.8Ownership and Disclosure of Intellectual Property	30
9.9Prosecution	33
9.10Infringement Actions Against Third Parties	34
9.11Defense of Infringement Claims	38
9.12Invalidity or Unenforceability Defenses or Actions	38
9.13Third Party Patent Rights	39
9.14International Nonproprietary Name	40
9.15Product Trademarks	40
9.16[****]	40
ARTICLE 10 CONFIDENTIALITY AND NON-DISCLOSURE	40
10.1Confidentiality Obligations	40
10.2Permitted Disclosures	42

10.3Use of Name	42
10.4Public Announcements	43
10.5Publications	44
10.6Return of Confidential Information	44
ARTICLE 11 REPRESENTATIONS, WARRANTIES AND COVENANTS	45
11.1Mutual Representations and Warranties	45
11.2Additional Representations and Warranties of REGENX	45
11.3Additional Representation and Warranty of PARTNER	49
11.4DISCLAIMER OF WARRANTIES	49
11.5REGENX Covenants	49
11.6Mutual Covenants	50
11.7Anti-Bribery and Anti-Corruption Compliance	50
11.8Debarment	50
11.9Data Privacy and Security	51
ARTICLE 12 INDEMNITY	53
12.1Indemnification of REGENX	53
12.2Indemnification of PARTNER	53
12.3Certain Losses	53
12.4Indemnification Procedures	53
12.5Special, Indirect and Other Losses	55
12.6Insurance	55
ARTICLE 13 TERM AND TERMINATION	56
13.1Term and Expiration	56
13.2Termination	57

13.3Rights in Bankruptcy	59
13.4Consequences of Termination	59
13.5Remedies	62
13.6Alternative Remedy in Lieu of Termination	62
13.7Assumption of Development and Manufacturing Activities Following Termination of Third Party License Agreements	63
13.8Accrued Rights; Surviving Obligations	64
ARTICLE 14 MISCELLANEOUS	64
14.1Force Majeure	64
14.2Export Control	65
14.3Assignment	65
14.4Severability	65
14.5Dispute Resolution	66
14.6Governing Law, Jurisdiction and Service	66
14.7Notices	67
14.8Entire Agreement; Amendments	68
14.9English Language	68
14.10Equitable Relief	69
14.11Waiver and Non-Exclusion of Remedies	69
14.12No Benefit to Third Parties	69
14.13Further Assurances	69
14.14Relationship of the Parties	69
14.15References	69
14.16Construction	70
14.17Counterparts	70

v

SCHEDULES

Schedule 1	(Definitions)
Schedule 1.50	(Corporate Names)
Schedule 1.163	(Penn Patents)
Schedule 1.188	(REGENX Existing Patents)
Schedule 3.2.1	(Development Plan)
Schedule 3.3	(Allocation of Reimbursable Development Expenses)
Schedule 5.1.1	(Existing Inventory)
Schedule 5.1.2	(Clinical Supply Terms)
Schedule 5.2.2(a)	(Commercial Supply Terms)
Schedule 5.3	(Certain Component Terms)
Schedule 8.4	(United States Profit and Loss Share)
Schedule 9.7	(Additional Applicable Provisions)
Schedule 10.4	(Press Release)
Schedule 11.2(b)	(Disclosure of Claims and Allegations on IP)
Schedule 11.2(r)	(Third Party License Agreements)

Schedule 11.5.5    (Certain Reimbursement Obligations of REGENX)

Schedule 14.5.2(ADR Procedures)

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is made and entered into as of September 10, 2021 (the “Execution Date”) by and between REGENXBIO Inc., a corporation organized under the laws of the State of Delaware (“REGENX”) and AbbVie Global Enterprises Ltd., a Bermuda company (“PARTNER”). REGENX and PARTNER are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, REGENX has developed RGX-314 (as defined herein);

WHEREAS, REGENX owns and controls certain REGENX Patents (as defined herein) and REGENX Know-How (as defined herein) and other intellectual property rights with respect to RGX-314 in the Territory (as defined herein), as well as methods for its administration, manufacture and therapeutic uses; and

WHEREAS, REGENX and PARTNER wish to collaborate with respect to the Exploitation (as defined herein) of Licensed Products (as defined herein) in the Licensed Field (as defined herein) in the Territory in accordance with and subject to the terms and conditions set forth below; and

WHEREAS, PARTNER desires to obtain from REGENX an exclusive license under the REGENX Patents (as defined herein) and REGENX Know-How (as defined herein) under the terms set forth herein to Exploit Licensed Products in the Licensed Field in the Territory; and

WHEREAS, REGENX and PARTNER have contemporaneously herewith entered into a sublicense agreement pursuant to which REGENX has granted and PARTNER has accepted a license under the Penn Patents (as defined herein) to further Exploit Licensed Products in the Licensed Field in the Territory (the “Penn Sublicense Agreement”), in each case in accordance with the terms and conditions set forth below and in the Penn Sublicense Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, capitalized terms used in this Agreement have the meanings attributed to them in Schedule 1 (Definitions).

ARTICLE 2
EFFECTIVENESS OF THIS AGREEMENT

2.1Effective Date.  Notwithstanding anything to the contrary in this Agreement, except for the provisions of ARTICLE 1, this ARTICLE 2, ARTICLE 10, ARTICLE 11, and ARTICLE 14 which shall take effect as of the Execution Date and except as set forth in Section 2.1 (Effect of Agreement) of the Penn Sublicense Agreement, neither this Agreement nor the Penn Sublicense Agreement shall be binding on the Parties or otherwise take effect until the Effective Date.  As used herein, the “Effective Date” means the first Business Day following such time as all of the following express conditions precedent to the effectiveness of this Agreement have been satisfied, including any and all of the following conditions that relate to the HSR Act and any other applicable Competition Laws:

2.1.1The Parties shall have complied with all applicable requirements of the HSR Act and any applicable Competition Laws in connection with this Agreement and the Penn Sublicense Agreement;

2.1.2the waiting or suspension period under the HSR Act and any applicable Competition Laws shall have expired or been terminated early, and any necessary consents or approvals under any applicable Competition Laws shall have been obtained;

2.1.3the Parties are under no antitrust-related obligation to refrain from consummating the transaction under a timing agreement entered into with a reviewing Governmental Authority that prevents closing before a specified date or without specified notice;

2.1.4no judicial or administrative proceeding opposing consummation of all or any part of this Agreement or Penn Sublicense Agreement is pending;

2.1.5no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the transactions contemplated by this Agreement, the Penn Sublicense Agreement or any material portion hereof is in effect; and

2.1.6no requirements or conditions shall have been formally requested or imposed by the DOJ, FTC or any Governmental Authority in connection therewith that are not reasonably and mutually satisfactory to the Parties.

2.2Antitrust Cooperation.

2.2.1Obligations.  Both Parties shall promptly file, as soon as reasonably practicable and advisable following the Execution Date (and in any event, within [****] after the Execution Date, unless the Parties mutually agree otherwise in writing), their respective notification and report forms with the FTC and DOJ pursuant to the HSR Act.  PARTNER will make all mandatory filings (if any) required of it or any of its Affiliates under any other applicable Competition Laws in connection with this Agreement and the transactions contemplated hereby as soon as reasonably practicable, but in any event no later than [****] following the Effective Date, it being understood that such filing(s) may be made in draft where the submission of a draft filing is customary, and in the event that a Governmental Authority commences an investigation of the transaction(s) on its own initiative, or refers the transactions to the European Commission, PARTNER will submit any required filing by the date on which a competition regulator asserts that a filing is required. [****].  Each Party shall promptly inform the other Party of any communication (whether oral or written) made to, or received by, such Party from any Governmental Authority regarding any of the transactions contemplated hereby, and promptly provide a copy of any such written communication, or a summary of any such oral communication, to the other Party.

2.2.2Reasonable Efforts.

(a)If any objections are raised or asserted with respect to the transactions contemplated hereby under the HSR Act or any other applicable Competition Laws or if any action is instituted (or threatened to be instituted) by any Governmental Authority challenging the transactions contemplated hereby as being in violation of the HSR Act or any other applicable Competition Laws or which would otherwise prevent, impede or delay the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or actions so as to permit consummation of the transactions contemplated hereby as soon as reasonably practicable; provided that, and notwithstanding anything to the contrary set forth herein, no Party shall be required to enter into any agreements or commitments or take any other actions to resolve any such objections or actions if such agreement, commitment or other action would reasonably be expected, individually or in the aggregate, to (i) prevent consummation of the transactions contemplated hereby, (ii) result in the transactions contemplated hereby being rescinded following the Execution Date, (iii) limit or otherwise adversely affect the right of PARTNER to be granted the licenses and other rights contemplated under this Agreement or the Penn Sublicense Agreement, or (iv) require or compel PARTNER or any Affiliate of PARTNER to (A) divest, dispose of, license or hold separate any portion of the businesses, operations, assets or product lines of PARTNER or its Affiliates (or a combination of the respective businesses, operations, assets or product lines of PARTNER and its Affiliates), (B) restrict, prohibit or limit the ability of PARTNER or any of its Affiliates to conduct their business or own their assets, or (C) impose limitations on the ability of PARTNER or any of its Affiliates to exercise the licenses or other rights granted to PARTNER or any of its Affiliates as contemplated under this Agreement or the Penn Sublicense Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall PARTNER or any of its Affiliates be obligated to (I) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (II) litigate or participate in the litigation of any action, whether judicial or administrative, brought by any Governmental Authority challenging or seeking to restrain, prohibit or place conditions on the consummation of the transactions contemplated hereby or the ownership or operation by PARTNER or any of its Affiliates of all or any portion of their respective businesses as presently conducted and as currently proposed to be conducted.

(b)The Parties agree to use reasonable efforts to consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereby.  Each Party shall use reasonable efforts to give sufficient notice to the other Party hereto with respect to any meeting, discussion, appearance or contact with any Governmental

Authority or the staff or regulators of any Governmental Authority in order to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.  Nothing in this Section 2.2.2(b) shall require (i) either Party to furnish copies of its respective filing under the HSR Act to the other Party, (ii) either Party to provide any Confidential Information contained in any other filing under applicable Competition Laws, or (iii) either Party to provide access to, or disclose any information to, the other Party or any of its Affiliates if such access or disclosure, in the good faith reasonable belief of such Party, (x) would cause significant competitive harm to such Party if the activities contemplated hereby are not consummated, (y) would result in the waiver of any legal privilege, or (z) would be in violation of Applicable Laws or the provisions of any agreement to which either Party is a party.

2.2.3Costs.  [****].

2.3Delay in Effective Date.  In the event that each of the conditions precedent to the Effective Date specified in Section 2.1 are not satisfied within [****] after the Execution Date, then either Party may terminate this Agreement and the Penn Sublicense Agreement and rescind its obligation to enter into the transactions contemplated by this Agreement and the Penn Sublicense Agreement upon written notice to the other Party and all provisions of this Agreement and the Penn Sublicense Agreement shall be of no force or effect.

ARTICLE 3
DEVELOPMENT AND REGULATORY ACTIVITIES

3.1Development Activities.

3.1.1Development Diligence Obligations.

(a)Subject to the terms and conditions of this Agreement, commencing on the Effective Date, the Parties shall use Commercially Reasonable Efforts to Develop, with the goal of receiving Regulatory Approval, one (1) Licensed Product for the treatment of each of (a) nAMD by means of nAMD Suprachoroidal Treatment, (b) nAMD by means of nAMD Subretinal Treatment, and (c) DR, in each case, in the United States. In addition, subject to the terms and conditions of this Agreement, following the achievement of both of the Initial Registration Enabling Trial Milestone Events, the Parties shall use Commercially Reasonable Efforts to Develop one (1) Licensed Product for the treatment of one (1) Additional Indication in the United States.

(b)Subject to the terms and conditions of this Agreement, commencing on the Effective Date, PARTNER shall use Commercially Reasonable Efforts to Develop, with the goal of receiving Regulatory Approval, one (1) Licensed Product for the treatment of each of (a) nAMD by means of nAMD Suprachoroidal Treatment, (b) nAMD by means of nAMD Subretinal Treatment, and (c) DR, in each case, in [****].  In addition, subject to the terms and conditions of this Agreement, following the achievement of both of the Initial Registration Enabling Trial Milestone Events, PARTNER shall use Commercially Reasonable Efforts to Develop one (1) Licensed Product for the treatment of one (1) Additional Indication in [****].

3.1.2Development Plan Activities.  Each Party shall use Commercially Reasonable Efforts to perform its Development activities set forth in the Development Plan and in accordance with the timelines set forth in the Development Plan.  In addition, each Party shall perform or cause to be performed the Development activities allocated to it under the Development Plan in good scientific manner and in compliance with all Applicable Law.  For clarity, no material Development activities relating to any Licensed Product for use in the Licensed Field shall be conducted by or on behalf of either Party except as set forth in the Development Plan [****].

3.2Development Plan.

3.2.1Development Plan.  The Development Plan is attached hereto as Schedule 3.2.1 and describes the allocation of activities between the Parties for the initial Development of Licensed Products for use in the Licensed Field in the Territory, in each case as applicable for a Licensed Product for use in a particular Indication in the Licensed Field [****].

3.2.2Development Plan Updates.  The JDC shall review the Development Plan [****] for the purpose of considering appropriate amendments thereto, including revisions to existing Development activities and the addition of new Development activities.  In addition, either Party, through its representatives on the JDC, may propose amendments to the Development Plan at any time.  Any proposed amendment to the Development Plan shall be reviewed by the JDC.  Any amendment to the Development Plan will not be binding on either Party until approved by the JDC [****] and upon such approval by the JDC [****], the updated Development Plan shall be deemed to be incorporated into this Agreement.  With respect to any amendment to the Development Plan to add new Development activities (including any Development activities that are required to be conducted by a Regulatory Authority to support Regulatory Approval of a Licensed Product in a given jurisdiction) or modify any Development activities in a manner that would change the cost of such activities, such amendment shall include a corresponding amendment to the Budget for the Development Plan; [****].

3.2.3Implementation.  Without limitation of the foregoing, the Party responsible for activities in connection with the Development of Licensed Products for use in the Licensed Field as set forth in the Development Plan shall have the right, without seeking JDC approval, to make operational decisions consistent with the terms of this Agreement that reasonably implement the Development Plan but do not require a change thereto.

3.2.4[****]

3.3Development Expenses.

3.3.1Reimbursable Development Expenses.  Each Party shall be responsible for its share of Allowable Development Expenses plus Allowable Overruns (collectively, “Reimbursable Development Expenses”) incurred by both Parties in connection with the Development of Licensed Products for use in the Licensed Field in the Territory as set forth in Schedule 3.3. The Development Plan attached hereto as Schedule 3.2.1 includes a detailed Budget for the initial period upon commencement of Development activities pursuant to Section 3.1.1 until [****].

3.3.2Excess Development Expenses; Budget Amendments.  In the event either Party incurs (or anticipates that it will incur) costs or expenses in the conduct of Development activities under the Development Plan that exceed the Reimbursable Development Expenses (“Excess Development Expenses”), [****].

3.4Records and Reports.

3.4.1Development Records.  Each Party shall, and shall require its Affiliates and its and their sublicensees and Third Party subcontractors to, maintain, in good scientific manner, complete and accurate books and records pertaining to Development of Licensed Products for use in the Licensed Field (“Development Records”), in sufficient detail to verify compliance with its obligations under this Agreement.  Such books and records shall (a) be appropriate for patent and regulatory purposes, (b) be in compliance with Applicable Law, (c) properly reflect all work done and results achieved in the performance of its Development activities hereunder, (d) record only such activities and not include or be commingled with records of activities outside the scope of this Agreement and (e) be retained, with respect to Development Records of a Party, by such Party for at least [****] after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law.  Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all Development Records of a Party maintained pursuant to this Section 3.4.1 for the purpose of confirming compliance with this Agreement and fulfilling its obligations under this Agreement; provided that such Party shall maintain such records and information disclosed therein in confidence in accordance with ARTICLE 10 [****]. Without limiting the foregoing, each Party shall maintain such Development Records as is necessary to comply with each of the applicable provisions in this Agreement.

3.4.2Development Reports.

(a)Each Party shall record and account for its FTE Costs and Out-of-Pocket Costs for the Development activities, in each case, in a manner that allocates costs to the extent possible to a specific activity in the Development Plan.  [****].  Without limitation of Section 3.4.1, within [****] following the end of each [****] during which a Party is conducting Development activities hereunder, such Party shall provide the JDC with a detailed written report of (i) all Development activities such Party has performed, or caused to be performed during [****] and (ii) such Party’s Reimbursable Development Expenses incurred in the performance of such Development activities during such [****], whereby it shall specify in reasonable detail all amounts included in such Reimbursable Development Expenses.

(b)[****], each Party further shall provide to the other Party a high-level summary of such Party’s Development activities in process and anticipated Development activities during the following [****] period, in each case, for the Licensed Products in the Licensed Field in any jurisdiction(s) in the Territory.

3.5Development Subcontracting.  Subject to Section 9.4, (a) PARTNER shall have the right to subcontract its Development activities to a Third Party [****] and (b) REGENX shall have the right to subcontract its Development activities [****].  No such permitted subcontracting shall relieve either Party of any obligation (except to the extent such obligation is performed by such subcontractor) or any liability hereunder and such Party shall be and remain fully responsible and liable therefor.  Any agreement pursuant to which a Party engages any Third Party subcontractor must (a) be consistent in all material respects with the applicable terms and conditions of this Agreement and (b) contain terms obligating such subcontractor to comply with the confidentiality, intellectual property and all other relevant provisions of this Agreement.  In addition, each Party shall use commercially reasonable efforts to contractually obligate such subcontractor to permit the other Party rights of inspection, access and audit substantially similar to those provided to the other Party in this Agreement.  Each Party hereby waives any requirement that the other Party exhaust any right, power or remedy, or proceed against any subcontractor for any obligation or performance under this Agreement, prior to proceeding directly against such first Party.

3.6Regulatory Approvals and Communications.

3.6.1Responsibility for Regulatory Approvals.  [****]

3.6.2Meetings with Regulatory Authorities.  [****]

3.6.3Regulatory Filings. [****]

3.6.4Regulatory Costs.  For clarity, any Reimbursable Development Expenses incurred by the Parties to conduct the regulatory activities contemplated under this Section 3.6 shall be borne by the Parties in accordance with Section 3.3 and Schedule 3.3.

3.7Recalls, Suspensions or Withdrawals.  Each Party shall notify the other Party promptly (but in no event later than [****]) following its determination that any event, incident or circumstance has occurred that may result in the need for a recall, market suspension or market withdrawal of a Licensed Product for use in the Licensed Field in the Territory and shall include in such notice the reasoning behind such determination and any supporting facts.  As between the Parties, PARTNER shall have the right to make the final determination of whether to voluntarily implement any such recall, market suspension or market withdrawal in the Licensed Field in the Territory; provided that prior to any implementation of such a recall, market suspension or market withdrawal in the United States, PARTNER shall consult with REGENX and shall consider REGENX’s comments in good faith.  If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Territory, as between the Parties, PARTNER shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law.  Any costs and expenses incurred by the Parties in the event of any recall, market suspension or market withdrawal of a Licensed Product for use in the Licensed Field will be borne by the Parties as follows:

3.7.1in the event that a recall, market suspension, or market withdrawal resulted from a Party’s or its Affiliate’s breach of its obligations hereunder, under the Clinical Supply Agreement, the Commercial Supply Agreement, the Clinical Quality Agreement or the Commercial Quality Agreement or from such Party’s or its Affiliate’s gross negligence or willful misconduct, such Party shall bear the expense of such recall, market suspension, or market withdrawal;

3.7.2subject to clause (a) above, in the event that a recall, market suspension, or market withdrawal occurs in a country prior to Marketing Authorization in such country from the applicable Regulatory Authority, the expenses incurred by the Parties as a result of such recall, market suspension, or market withdrawal shall be included in the Allowable Development Expenses hereunder;

3.7.3subject to clauses (a) and (b) above, with respect to any recall, market suspension, or market withdrawal of a Licensed Product in the United States, the expenses incurred by the Parties as a result of such recall, market suspension, or market withdrawal in the United States shall be included in Allowable US Expenses hereunder; and

3.7.4subject to clause (a) above, with respect to any recall, market suspension, or market withdrawal of a Licensed Product that occurs in a country other than the United States after Marketing Authorization in such country from the applicable Regulatory Authority, PARTNER shall be responsible for any expenses incurred by the Parties as a result of such recall, market suspension, or market withdrawal.

3.8Pharmacovigilance Agreement.  [****] the Parties will execute a pharmacovigilance agreement [****] that will provide, among other things, [****] guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports and any other information as determined by the Parties.  Such guidelines and procedures shall be in accordance with, and enable the Parties to comply with and fulfill, all Applicable Laws and all local and national regulatory reporting obligations to Regulatory Authorities and other Governmental Authorities.

3.9Global Safety Database.  PARTNER shall establish, hold and maintain the global safety database for Licensed Products for use in the Licensed Field.  REGENX shall provide PARTNER with information in the Control of REGENX as necessary for PARTNER to comply with its pharmacovigilance responsibilities in the Territory, including, as applicable, any adverse drug experiences (including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32 or 314.80 or to foreign Regulatory Authorities under corresponding Applicable Law outside the United States), from its Development of a Licensed Product, in each case, in the form reasonably requested by PARTNER.  [****].

ARTICLE 4
COMMERCIALIZATION

4.1Commercialization Activities.  Subject to the remainder of this ARTICLE 4, as between the Parties, PARTNER shall have the sole right to Commercialize Licensed Products in the Licensed Field throughout the Territory.  REGENX shall participate in the Commercialization of Licensed Products in the Licensed Field in the United States with the scope of such participation determined in advance by the JCC (subject to the applicable decision-making provisions of Section 7.4.3(g)).

4.2Commercialization Strategies and Plans.

4.2.1Global Commercialization Strategy.  [****] PARTNER shall develop and provide to REGENX through the JCC a global commercialization strategy for such Licensed Product in a particular Indication throughout the Territory (each, a “Global Commercialization Strategy”), which Global Commercialization Strategy shall include [****].

For the avoidance of doubt, this Section 4.2.1 shall apply for each Licensed Product for use in a particular (different) Indication in the Licensed Field (e.g. if a Global Commercialization Strategy has been established for a Licensed Product for use in nAMD, this Section 4.2.1 shall apply again for a Licensed Product for use in DR).  Each Global Commercialization Strategy shall be non-binding and shall be used solely to facilitate discussion between the Parties regarding PARTNER’s Commercialization plans in the Territory.

4.2.2Commercialization Plans.  [****] the JCC shall develop an initial comprehensive plan and Budget for Commercialization of such Licensed Product in the United States for such Indication (each, a “Commercialization Plan”), which initial Commercialization Plan shall cover [****] of Commercialization activities after the First Commercial Sale of such Licensed Product in the United States for such Indication and shall include (in each case, for such Indication and solely with respect to the United States): [****].  The JCC shall review each Commercialization Plan [****] and shall develop any amendments to each Commercialization Plan.

4.3Diligence.

4.3.1In the case of any Commercialization activities performed in or for the United States, each Party shall use Commercially Reasonable Efforts to Commercialize such Licensed Product in the United States in accordance with the applicable Commercialization Plan for such Licensed Product for such Indication.  Once an application for Regulatory Approval for a Licensed Product in an Indication has been submitted to a Regulatory Authority in [****].

4.3.2Following receipt of Regulatory Approval for a Licensed Product for a given Indication in the United States, [****], PARTNER shall use Commercially Reasonable Efforts to Commercialize such Licensed Product for the treatment of such Indication in the Licensed Field in such country; provided that such obligation with respect to [****].  For clarity, with respect to any Indication, the Parties acknowledge that the foregoing diligence obligations shall not require separate Commercially Reasonable Efforts with respect to different delivery methods (e.g., subretinal and suprachoroidal) for the treatment of the same Indication.

4.4Commercialization Records and Reports.

4.4.1Commercialization Records.  Without limitation of Section 8.11, each Party shall maintain complete and accurate books and records pertaining to its Commercialization of Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement, which books and records shall be in compliance with Applicable Law and properly reflect all work done and results achieved in the performance of its Commercialization activities.  Such records shall be retained by a Party for at least [****] after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law.  Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such books and records maintained by the other Party pursuant to this Section 4.4.1 for the sole purpose of confirming compliance with this Agreement; provided that each Party shall maintain such records and information disclosed therein in confidence in accordance with ARTICLE 10, [****].

4.4.2Commercialization Updates.  Without limitation of Section 4.4.1, for the time period during which a Party is conducting Commercialization activities hereunder, such Party shall update the JCC at each regularly scheduled meeting of the JCC regarding its Commercialization activities with respect to the Licensed Products in the Licensed Field in the United States  Each such update will summarize such Party’s significant Commercialization activities with respect to Licensed Products in the Licensed Field in the United States to the extent that such Party has the right to disclose such information to the other Party without violating any confidentiality or other obligations to any Third Party.

4.5Commercialization Costs; Booking of Sales; Distribution.

4.5.1Global Commercialization Costs.  As between the Parties, PARTNER shall be responsible for all costs and expenses in connection with the Commercialization of Licensed Products in the Licensed Field throughout all countries in the Territory other than the United States.

4.5.2United States Commercialization Costs.  The Parties shall be responsible for all Allowable US Expenses in accordance with Section 8.4.  All expenses incurred by PARTNER that would be Allowable US Expenses save for the fact that such expenses were not provided in or consistent with the Commercialization Plan or related Budget shall be deemed Allowable US Expenses under this Agreement.  In the event REGENX incurs (or anticipates that it will incur) costs or expenses in the conduct of Commercialization activities under the Commercialization Plan that exceed the Allowable US Expenses for such activities under the Commercialization Plan (“Excess Commercialization Expenses”), REGENX may provide notice of the expected Excess Commercialization Expenses to the JCC which notice shall include reasonable detail and background information sufficient to enable the JCC to evaluate the basis for such Excess Commercialization Expenses.  The Parties shall, through the JCC, discuss in good faith whether to amend the Budget for the Commercialization Plan or whether to otherwise treat such Excess Commercialization Expenses as Allowable US Expenses.  [****].

4.5.3Booking of Sales; Distribution.  Subject to the Commercialization Plan (solely with respect to the United States), PARTNER shall invoice and book Net Sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute Licensed Products for use in the Licensed Field in the Territory and perform or cause to be performed all related services.  Subject to Section 3.7, PARTNER shall be responsible for conducting and managing all returns, recalls, suspensions or withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to Licensed Products for use in the Licensed Field in the Territory.

4.6Commercial Subcontracting.  Subject to Section 9.4, (a) PARTNER shall have the right to subcontract its Commercial activities to a Third Party [****] and (b) REGENX shall have the right to subcontract its Commercial activities to a Third Party [****]. No such permitted subcontracting shall relieve either Party of any obligation (except to the extent satisfactorily performed by such subcontractor) or any liability hereunder and such Party shall be and remain fully responsible and liable therefor.  Any agreement pursuant to which a Party engages any Third Party subcontractor must (x) be consistent in all material respects with this Agreement and (y) contain terms obligating such subcontractor to comply with the confidentiality, intellectual property and all other relevant provisions of this Agreement.  In addition, each Party shall use commercially reasonable efforts to contractually obligate such subcontractor to permit the other Party rights of inspection, access and audit substantially similar to those provided to the other Party in this Agreement.  Each Party hereby waives any requirement that the other Party exhaust any right, power or remedy, or proceed against any subcontractor for any obligation or performance under this Agreement prior to proceeding directly against such first Party.

4.7Compliance with Applicable Law. Each Party shall, and shall require its Affiliates and sublicensees to, comply with all Applicable Law with respect to the Exploitation of Licensed Products in the Licensed Field in the Territory.

4.8Markings. To the extent requested by REGENX in writing and permitted under Applicable Law or otherwise required by Applicable Law, the Promotional Materials (including web and social media content), packaging and Product Labeling for a Licensed Product used by PARTNER, its Affiliates and its and their Sublicensees in connection with Commercialization in the United States shall contain the Corporate Name (and logo) as designated by REGENX with equal prominence to the Trademarks of PARTNER or its Affiliates, in a manner approved in writing by the Parties.

ARTICLE 5
MANUFACTURING AND SUPPLY

5.1Clinical Supply.

5.1.1In General.  Except as expressly set forth in this Agreement, REGENX shall Manufacture and supply, or supply from Existing Inventory, all requirements of Licensed Products (including Licensed Compounds therein) necessary for the Parties to conduct their Development activities under this Agreement (“Clinical Supply”).  REGENX represents and warrants that it has the amounts of Licensed Product on hand as of the Execution Date (such Licensed Product, “Existing Inventory”) as set forth on Schedule 5.1.1 and that all Existing Inventory satisfies the Product Warranty as of the Execution Date.  REGENX hereby represents, warrants and covenants that the Existing Inventory will satisfy the Product Warranty upon its delivery to PARTNER for use, or upon its use by or on behalf of REGENX, in Development activities under this Agreement.  REGENX will supply Existing Inventory for the conduct of Development activities under this Agreement and will use Existing Inventory solely for such purpose. Subject to Section 5.1.2, REGENX will deliver, or cause to be delivered, all requirements of Clinical Supply to sites conducting any of the Clinical Trials under the Development Plan.  A material breach of REGENX’s obligations under this Section 5.1.1 will be deemed a Material Breach.  Upon the effective date of the Clinical Supply Agreement, the provisions of this Section 5.1 shall be replaced and superseded by the terms and conditions of the Clinical Supply Agreement.  [****].

5.1.2Clinical Supply Agreement.  [****] the Parties shall enter into (a) one or more clinical supply agreement(s) (the “Clinical Supply Agreement”) pursuant to which REGENX shall Manufacture and supply Clinical Supply and supply Delivery Systems for such Clinical Supply to PARTNER for Development activities under this Agreement, including Clinical Trials under the Development Plan, and (b) [****] quality assurance agreement setting forth the terms and conditions on which the Parties shall conduct their quality activities in connection with the applicable Clinical Supply Agreement (the “Clinical Quality Agreement”). [****]. Without limitation of the foregoing, the Clinical Supply Agreement(s) shall include terms and conditions that conform in all material respects to those set forth on Schedule 5.1.2 and in the event that Clinical Supply or Delivery Systems for such Clinical Supply are required by PARTNER prior to the execution of the Clinical Supply Agreement, this Agreement, including the terms set forth on Schedule 5.1.2, shall govern the Manufacture and supply of such Clinical Supply.

5.1.3Clinical Manufacturing Costs.  Any Reimbursable Development Expenses incurred by the Parties to Manufacture Clinical Supply under this Section 5.1, including [****], will be allocated to the Parties in accordance with Section 3.3 and Schedule 3.3; [****].

5.1.4Use of Clinical Supply.  The Parties agree that: (a) any Clinical Supply shall be used solely for the Development of Licensed Products in the Licensed Field pursuant to this Agreement; and (b) any Clinical Supply shall not be made available by either Party to any Third Party except in connection with Clinical Trial(s) pursuant to the Development Plan or as expressly consented to in writing by the other Party, such approval not to be unreasonably withheld, delayed or conditioned.

5.2Commercial Supply.

5.2.1In General.

(a)Commencement of Commercial Supply Discussions.  [****] the Parties, through their representatives on the JCC and JMC, shall (i) discuss the timing for commencing Process Development activities for commercial supply of such Licensed Product (and Licensed Compound therein)  in the Territory (or, as indicated where appropriate, in the United States or outside of the United States) (the “Commercial Supply”), (ii) discuss the timing for commencing Manufacture and supply of such Commercial Supply in the Territory, taking into account anticipated global sales of such Licensed Product and such other factors as may be determined by the JCC and JMC, and (iii) commence good faith negotiations to enter into a Commercial Supply Agreement and quality assurance agreement in respect of such Commercial Supply, as further described in Section 5.2.2.  For the avoidance of doubt, this Section 5.2.1(a) shall apply for each Licensed Product for use in a particular (different) Indication in the Licensed Field (e.g. if the Parties have discussed timing for commencing Process Development and Manufacture and Commercial Supply for a Licensed Product for use in nAMD, Section 5.2.1(a) shall apply again for a Licensed Product for use in DR).

(b)Commercial Supply in the United States Subject to the remainder of this Section 5.2 and the terms and conditions of the Commercial Supply Agreement: (i) REGENX shall Manufacture (or have Manufactured) and supply [****] of the Parties’ requirements of Commercial Supply for Licensed Products (including Licensed Compounds therein) for use in the Licensed Field in the United States, and shall perform Process Development with respect thereto; and (ii) PARTNER shall Manufacture (or have Manufactured) and supply [****] of the Parties’ requirements of Commercial Supply for Licensed Products (including

Licensed Compounds therein) for use in the Licensed Field in the United States except as otherwise mutually agreed by the Parties.  The Commercial Supply Agreement will set forth in further detail the allocation of Commercial Supply responsibilities between the Parties in the United States, but will in all cases be consistent with the foregoing sentence except as otherwise mutually agreed by the Parties.  The JCC and the JMC shall determine the timeline pursuant to which commercial Process Development shall commence with respect to the first Licensed Product for use in the Licensed Field and shall provide written notice of such determination to REGENX.

(c)Commercial Supply Outside of the United States Subject to the remainder of this Section 5.2 and the terms and conditions of the Commercial Supply Agreement: (i) REGENX shall Manufacture (or have Manufactured) and supply [****] of the requirements of the Commercial Supply for Licensed Products (including Licensed Compounds therein) for use in the Licensed Field outside of the United States; and (ii) PARTNER shall Manufacture (or have Manufactured) and supply [****] of the Parties’ requirements of Commercial Supply for Licensed Products (including Licensed Compounds therein) for use in the Licensed Field outside of the United States, in each case except as mutually agreed by the Parties.  The Commercial Supply Agreement will set forth in further detail the allocation of Commercial Supply responsibilities between the Parties in the Territory outside of the United States, but will in all cases be consistent with the foregoing sentence except as mutually agreed by the Parties.

(d)Reassessment of Commercial Supply Allocation.  In the event that there is no Manufacturing facility (whether of REGENX or a CMO designated by REGENX) both fully enabled to Manufacture Commercial Supply and approved by the applicable Regulatory Authority for the Manufacture of Commercial Supply as of a reasonable period of time prior to launch of a Licensed Product using such Commercial Supply, then the JMC will reassess and determine the appropriate split in such Commercial Supply production volumes between the Parties from the production volumes set forth in this Agreement.

5.2.2Commercial Supply Agreement.

(a)In accordance with the timelines set forth in Section 5.2.1(a) above, the Parties shall [****] (i) enter into one or more commercial supply agreement(s) (the “Commercial Supply Agreement”) setting forth the terms and conditions on which REGENX shall Manufacture and supply the Commercial Supply of Licensed Products (including Licensed Compounds therein) and Delivery Systems for Commercial Supply, and (ii) enter into [****] quality assurance agreement setting forth the terms and conditions on which the Parties shall conduct their quality activities in connection with the Commercial Supply Agreement (the “Commercial Quality Agreement”). [****].  Without limitation of the foregoing, the Commercial Supply Agreement shall include terms and conditions that conform in all material respects with this Section 5.2 and to those set forth on Schedule 5.2.2(a). Upon the effective date of the Commercial Supply Agreement, the provisions of Section 5.2.1 and this Section 5.2.2 shall be replaced and superseded by the terms and conditions of the Commercial Supply Agreement.  In the event that Commercial Supply or Delivery Systems for Commercial Supply are required to be Manufactured or supplied in PARTNER’s reasonable discretion prior to the execution of the Commercial Supply Agreement, this Agreement, including the terms set forth on Schedule 5.2.2(a), shall govern the Manufacture and supply of such Commercial Supply.

(b)[****]

5.2.3[****]

5.2.4Commercial Manufacturing Costs.

(a)The costs and expenses relating to the Manufacture of Commercial Supply shall be incurred and paid pursuant to the Commercial Supply Agreement or, if no Commercial Supply Agreement is in place, under the terms of this Agreement.  For the avoidance of doubt, any such costs and expenses with respect to any given unit of Licensed Product shall be payable only once (whether under this Agreement or under the Commercial Supply Agreement).

(b)[****].

5.3Certain Components.  With respect to certain components, the Parties agree to comply with the terms of Schedule 5.3.

ARTICLE 6
EXCLUSIVITY

6.1Generally. Subject to Sections 6.2 and 6.3, in any country in the Territory, no Party will, and each Party will cause its Affiliates to not, for a period of [****] following the Effective Date, (a) directly or indirectly, Develop, Manufacture, Commercialize or otherwise Exploit or (b) license, authorize, appoint or otherwise enable any Third Party to directly or indirectly, Develop, Manufacture, Commercialize or otherwise Exploit, in either case of (a) or (b), any AAV-based delivery product or service that targets VEGF in the field of ophthalmology (such product “Competing Products”, and such activities “Competing Activities”).

6.2[****]

6.3[****]

ARTICLE 7
GOVERNANCE

7.1Joint Development Committee.  Within [****] after the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or “JDC”), which shall consist of [****] representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JDC.  From time to time, each Party may substitute [****] of its representatives to the JDC on written notice to the other Party.  [****] shall appoint [****] of its representatives to serve as a co-chairperson of the JDC, and [****] may change its appointed co-chairperson from time to time upon written notice [****].  The JDC shall:

7.1.1serve as a forum for discussing and coordinating Development of Licensed Products for use in the Licensed Field in the United States and discussing Development of Licensed Products for use in the Licensed Field in the Royalty Territory, including by overseeing the conduct of the Development activities as set forth in Section 3.1 and reviewing Development reports as set forth in Section 3.4.2;

7.1.2[****];

7.1.3[****];

7.1.4develop and determine whether to approve any amendment to the Development Plan and corresponding Budget as set forth in Section 3.2.2 or, if applicable, 3.3.2;

7.1.5review and discuss the Parties’ regulatory activities in the United States, including any updates regarding any material, non-recurring submissions and filings (e.g., INDs, BLAs, major supplements or amendments to the foregoing, material labeling supplements, Regulatory Authority meeting requests and core data sheets and filings related to new Indications and proposed labeling) that PARTNER proposes to submit or has submitted to any Regulatory Authority in the United States;

7.1.6[****];

7.1.7conduct responsibilities delegated to another Joint Committee under this Agreement if such Joint Committee is not yet formed; and

7.1.8perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

7.2Joint Commercialization Committee.  [****] the Parties shall establish a joint commercialization committee (the “Joint Commercialization Committee” or “JCC”), which shall consist of [****] representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JCC.  From time to time, each Party may substitute [****] of its representatives to the JCC upon written notice to the other Party.  [****] shall appoint [****] of its representatives to serve as a co-chairperson of the JCC, and [****] may change its appointed co-chairperson from time to time upon written notice [****].  The JCC shall:

7.2.1discuss the Global Commercialization Strategy prepared by PARTNER and submitted in accordance with Section 4.2.1;

7.2.2serve as a forum for discussing and coordinating the Commercialization of Licensed Products in the Licensed Field in the United States as set forth in Section 4.3;

7.2.3discuss, together with the JMC, the timing for commencement of Manufacturing and supply of Commercial Supply and commercial Process Development in the Territory and serve as a forum for discussing and coordinating the Manufacturing and supply as set forth in Section 5.2.1;

7.2.4develop the Commercialization Plans and the Budgets therefor for Licensed Products for use in the Licensed Field in the United States and any amendments thereto as set forth in Section 4.2.2 or, if applicable, 4.5.2;

7.2.5discuss and determine Commercialization activities under the Commercialization Plan for which REGENX is responsible;

7.2.6[****];

7.2.7[****];

7.2.8with respect to the Commercialization of Licensed Products for use in the Licensed Field in the United States, review and discuss the Commercialization costs and expenses incurred by the Parties in connection with such Commercialization, including against Budgets set forth in Commercialization Plans; and

7.2.9perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

7.3Joint Manufacturing Committee.  [****] the Parties shall establish a joint manufacturing committee (the “Joint Manufacturing Committee” or “JMC”), which shall consist of [****] representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JMC.  From time to time, each Party may substitute [****] of its representatives to the JMC on written notice to the other Party.  [****] shall appoint [****] of its representatives to serve as a co-chairperson of the JMC, and [****] may change its appointed co-chairperson from time to time upon written notice [****].  The JMC shall:

7.3.1discuss, together with the JCC, the timing for commencement of Manufacturing and supply of Commercial Supply and commercial Process Development in the Territory; and serve as a forum for discussing and coordinating the Manufacturing and supply as set forth in Section 5.2.1;

7.3.2discuss and develop the plan of Clinical Supply, Commercial Supply (at least [****] prior to anticipated applicable launch) [****];

7.3.3[****];

7.3.4with respect to the Manufacturing of a Licensed Product for use in the Licensed Field, review and discuss the Clinical Supply costs, Commercial Supply costs, Process Development costs and other expenses incurred by the Parties in connection with such Manufacturing, including against Budgets developed by the JDC and JCC therefor;

7.3.5[****]; and

7.3.6perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this

Agreement.

7.4General Provisions Applicable to Joint Committees

7.4.1Meetings and Minutes.  Each Joint Committee shall hold meetings at such times as the Parties shall determine, but in no event less frequently than [****] during the Term or as otherwise agreed by the Parties, with respect to the JDC, JCC and JMC, commencing from and after the time such Joint Committee is established as provided herein.  Meetings of each Joint Committee may be conducted by telephone, by video-conference, or in-person as determined by such Joint Committee.  In-person meetings of each Joint Committee, unless otherwise agreed, shall alternate between REGENX’s offices and PARTNER’s offices.  The co-chairpersons of the Joint Committees shall be responsible for calling meetings on no less than [****] notice unless exigent circumstances require shorter notice.  Each Party shall make all proposals for agenda items at least [****] in advance of the applicable meeting; provided that under exigent circumstances requiring input by a Joint Committee, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting (which consent shall not be unreasonably withheld, conditioned or delayed).  The co-chairpersons of each Joint Committee shall prepare and circulate for review and approval of the Parties’ minutes of each meeting within [****] after the meeting.  The Parties shall agree on the minutes of each meeting promptly, [****].

7.4.2Procedural Rules.  Each Joint Committee shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement.  A quorum of each Joint Committee shall exist whenever there is present at a meeting [****] appointed by each Party.  Subject to a Party having final decision-making authority with respect to a matter, each Party shall have [****] with respect to any matters properly before each Joint Committee.  [****].  Subject to Section 7.4.3, each Joint Committee shall take action by consensus of the representatives present at a meeting at which a quorum exists, [****] or by a written resolution signed by [****] appointed by each Party.  Alliance Managers or other employees or consultants of a Party who are not representatives of the Parties on a Joint Committee may attend meetings of such Joint Committee; provided, however, that such attendees (a) shall not vote in such Joint Committee and (b) are bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in ARTICLE 10.  For clarity, each Party shall have the right to make operational, day-to-day decisions with respect to the performance of its activities under this Agreement.

7.4.3Dispute Resolution.  If a Joint Committee, after a period of [****], cannot, or does not, reach consensus on a matter that is expressly within its jurisdiction under this ARTICLE 7 (such consensus shall consist of [****] in mutual agreement), either Party may require that the dispute be submitted to the Senior Officers for resolution by providing written notice to the other Party formally requesting that the dispute be resolved by the Senior Officers and specifying the nature of the dispute.  If a dispute is referred to the Senior Officers, then the Senior Officers shall diligently and in good faith attempt to resolve the referred dispute within [****] after receiving written notification of such dispute or such longer period of time as the Senior Officers may agree in writing.  Any final decision mutually agreed to by the Senior Officers with respect to a dispute and set forth in writing shall be conclusive and binding on the Parties.  If the Senior Officers cannot resolve such dispute within such [****] or such other period as agreed by the Senior Officers, then subject to Section 7.4.4, such dispute will be resolved as follows: [****].

7.4.4Limitations on Authority.  Without limitation of the foregoing, the Parties hereby agree that Legal Disputes and matters explicitly reserved to the consent, approval or other decision-making authority of one or both Parties, as expressly provided in this Agreement, are outside the jurisdiction and authority of the Joint Committees, including [****].

7.4.5Alliance Managers.  Each Party shall appoint a person(s) who shall oversee contact between the Parties for all matters between meetings of the Joint Committees and shall have such other responsibilities as the Parties may agree in writing after the Effective Date, which person(s) may be replaced at any time by notice in writing to the other Party (each an “Alliance Manager”).  The Alliance Managers shall work together to manage and facilitate the communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement.  The Alliance Managers shall not have final decision-making authority with respect to any matter under this Agreement.

7.4.6Discontinuation; Disbandment; Annual Reports.  Subject to the remainder of this Section 7.4.6 or as otherwise expressly set forth in this Agreement, each Joint Committee shall continue to exist until the Parties mutually agree to disband the applicable Joint Committee.  Upon such mutual agreement (a) the applicable Joint Committee shall disband, have no further responsibilities or authority under this Agreement and will be considered dissolved by the Parties, (b) any requirement of a Party to provide Information or other materials to such Joint Committee shall be deemed a requirement to provide such Information or other materials to the other Party and, (c) with respect to any matter that is subject to the review or approval by such Joint Committee hereunder, after consultation with the other Party and taking the other Party’s comments, if any, into consideration in good faith, the Party with decision-making authority with respect to such matter as set forth in Section 7.4.3 shall have the right to decide such matter.

ARTICLE 8
PAYMENTS AND RECORDS

8.1Upfront Payment.  Within [****] following the Effective Date, PARTNER shall pay REGENX a nonrefundable and non-creditable upfront amount equal to Three Hundred Seventy Million Dollars ($370,000,000).

8.2Milestones.

8.2.1Development and Regulatory Milestones.  In partial consideration of the obligations imposed on REGENX and rights granted to PARTNER hereunder and under the Penn Sublicense Agreement, PARTNER shall pay to REGENX the following one-time payments within [****] after the achievement of each of the following milestone events by or on behalf of the Parties, any of their Affiliates or any Sublicensee in activities under this Agreement during the Term with respect to the applicable Licensed Product for use in the Licensed

Field, which shall be nonrefundable, non-creditable and fully earned upon the achievement of the applicable milestone event:

Milestone Event (nAMD)	Milestone Payment
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]

Milestone Event (DR)	Milestone Payment
[****]	[****]
[****]	[****]
[****]	[****]

[****]	[****]

Milestone Event (Additional Indication)	Milestone Payment
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]

Each of the milestone payments set forth in the tables above will be payable one (1) time only (regardless of the number of Licensed Products or Indications with respect to which, or the number of times with respect to any Licensed Product or Indication, the specified milestone event occurs).

8.2.2Commercial Milestones.  In partial consideration of the obligations imposed on REGENX and rights granted to PARTNER hereunder and under the Penn Sublicense Agreement, PARTNER shall pay to REGENX the following one-time payments after the achievement of the following milestone events by or on behalf of PARTNER, any of its Affiliates or any Sublicensees in activities under this Agreement during the Term, which shall be nonrefundable, non-creditable and fully earned upon such achievement of the applicable milestone event:

Milestone Event	Milestone Payment
(a) [****] Net Sales of any and all Licensed Products for use in the Licensed Field in the Royalty Territory exceed [****].	[****]

Milestone Event	Milestone Payment
(b) [****] Net Sales of any and all Licensed Products for use in the Licensed Field in the Royalty Territory exceed [****].	[****]
(c) [****] Net Sales of any and all Licensed Products for use in the Licensed Field in the Royalty Territory exceed [****].	[****]

In the event that more than one (1) of the foregoing thresholds set forth in clauses (a) through (c) of this Section 8.2.2 is exceeded [****], PARTNER shall pay to REGENX a separate milestone payment with respect to each such threshold that is exceeded.  Each such milestone payment shall be due within [****] of the end of the [****] in which such milestone was achieved.  For clarity, no amounts will be due for subsequent or repeated achievements of a milestone event in the table above in this Section 8.2.2 for any Licensed Product or Products once such milestone event has already been achieved by any Licensed Product or Products.

8.2.3Determination that Milestones Have Occurred.  PARTNER shall notify REGENX promptly of the achievement of each of the events identified as a milestone in Section 8.2.1 or Section 8.2.2.  In the event that, notwithstanding the fact that PARTNER has not provided REGENX such a notice, REGENX believes that any such milestone has been achieved, it shall so notify PARTNER in writing, and the Parties will work in good faith to resolve such dispute in accordance with Section 14.5.

8.3Royalties.

8.3.1Royalty Rates.  Subject to Section 8.3.3, as further consideration of the obligations imposed on REGENX and rights granted to PARTNER hereunder and under the Penn Sublicense Agreement, commencing upon the First Commercial Sale of a Licensed Product for use in the Licensed Field in any country in the Royalty Territory, PARTNER shall pay to REGENX a royalty on Net Sales of each Licensed Product for use in the Licensed Field in the Royalty Territory during [****] in the Royalty Term for each such Licensed Product in the applicable country in the Royalty Territory, at the following rates:

Aggregate Net Sales of Licensed Products in a [****]	Royalty Rate
For that portion of [****] Net Sales in the Royalty Territory in a [****] equal to or less than [****]	[****]
For that portion of [****] Net Sales in the Royalty Territory in a[****] greater than [****] but equal to or less than [****]	[****]

Aggregate Net Sales of Licensed Products in a [****]	Royalty Rate
For that portion of [****] Net Sales in the Royalty Territory in a[****] greater than [****] but equal to or less than [****]	[****]
For that portion of [****] Net Sales in the Royalty Territory in a [****] greater than [****]	[****]

8.3.2Royalty Term.  PARTNER shall have no obligation to pay any royalty with respect to Net Sales of a Licensed Product for use in the Licensed Field in any country in the Royalty Territory after the Royalty Term for such Licensed Product for use in the Licensed Field in such country has expired.  Upon termination of the Royalty Term with respect to a Licensed Product for use in the Licensed Field for a given country in the Royalty Territory, the license grants to PARTNER in Section 9.1 of this Agreement and in Section 2.2 (Sublicense Grant to PARTNER) of the Penn Sublicense Agreement with respect to such Licensed Product in such country shall become fully paid-up, perpetual and irrevocable in such country.

8.3.3Reductions.  Subject to Section 8.3.4, on a [****] and country-by-country basis, during the Royalty Term for a Licensed Product for use in the Licensed Field in a given country in the Royalty Territory, in the event that:

(a)there is no Valid Claim within the Royalty-Bearing Patents that Covers such Licensed Product in a given country in the Royalty Territory during a given [****], then the royalty rates set forth in Section 8.3.1 with respect to such Licensed Product in such country in the Royalty Territory during such [****] shall be reduced by [****];

(b)there is (i) a sale of one or more Biosimilar Products with respect to a Licensed Product in a given country in the Royalty Territory and (ii) (x) a decrease in revenue of [****] then the royalty rates set forth in Section 8.3.1 with respect to such Licensed Product in such country in the Royalty Territory shall be reduced by [****] for the remainder of the Royalty Term for such Licensed Product in such country; and

(c)PARTNER obtains a license or otherwise acquires rights from any Third Party to any Patent or Information that is [****] to Exploit such Licensed Product in a country in the Royalty Territory [****], PARTNER shall be entitled to deduct from [****] payable hereunder in a given [****] with respect to such Licensed Product in such country [****] of the payments (including any upfront payments, milestone payments and royalties) paid to such Third Party during such [****], solely to the extent that such payments are directly attributable or otherwise reasonably allocable to the Exploitation of such Licensed Product in such country (“Third Party Payments”).

8.3.4Maximum Amount of Royalty Reduction.  In no event shall the amounts payable to REGENX under Section 8.3.1 for a Licensed Product be reduced by more than [****] of what would otherwise be due by operation of Section 8.3.1 for a Licensed Product without regard to Section 8.3.3.  [****].

8.3.5Royalty Payments and Reports.  PARTNER (a) shall provide REGENX, no later than [****] after the end of each [****], with a preliminary, good faith estimate of all amounts payable to REGENX pursuant to Section 8.3.1 at the end of such [****] and (b) shall calculate all amounts payable to REGENX pursuant to Section 8.3.1 at the end of each [****], which amounts shall be converted to Dollars, in accordance with Section 8.6.  PARTNER shall provide REGENX, no later than [****] after the end of each [****], with a statement specifying, on a country-by-country basis, [****], in each case attributable to a Licensed Product for use in each Indication of the Licensed Field in each country in the Royalty Territory during the applicable [****] (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of royalty payment due on such Net Sales for such [****].  PARTNER shall pay to REGENX the royalty amounts due with respect to a given [****] within [****] after the end of such [****].  Without limitation of the generality of the foregoing, PARTNER shall require its Affiliates and Sublicensees to account for their Net Sales and to provide such reports with respect thereto, as if such sales were made by PARTNER.

8.4United States Profit and Loss Share.  Each Party will receive its respective portion of the United States Profit and Loss Share set forth in Schedule 8.4 determined on a [****] basis and without regard to whether there is a net profit or net loss with respect to any Licensed Product for use in the Licensed Field in the United States for such [****].

8.5Calculation and Payment of US Net Sales, Allowable US Expenses and Allowable Development Expenses Share.

8.5.1Reports.  Each Party shall prepare and deliver to the other Party the applicable periodic reports specified below:

(a)no later than [****] after the end of each [****] during which a Party performs any activities with respect to which Allowable Development Expenses or Allowable US Expenses are incurred by such Party, or during which a Party Manufactures or has Manufactured Commercial Supply, each Party shall provide to the other Party a preliminary non-binding written report summarizing the material Development or Commercialization activities undertaken by such Party under this Agreement during such [****], together with a preliminary, non-binding good faith estimate of (i) Allowable US Expenses and Reimbursable Development Expenses incurred by such Party during such [****] and (ii) US Net Sales;

(b)within [****] after the end of each [****] during which a Party performs any activities with respect to which Reimbursable Development Expenses or Allowable US Expenses are incurred by such Party, each Party shall provide to the other Party a written report summarizing the material Development or Commercialization activities undertaken by such Party under this Agreement during such [****], together with a statement of Allowable US Expenses and Reimbursable Development Expenses incurred by such Party during such [****];

(c)within [****] after the end of each [****] commencing with the [****] in which the First Commercial Sale of any Licensed Product for use in the Licensed Field occurs in the United States, PARTNER shall provide to REGENX a written report setting forth [****];

(d)within [****] after the end of each [****], PARTNER shall provide to REGENX a written report setting forth [****]. In the event that, based on PARTNER’s audited financials for such [****], any adjustments or reconciliations with respect for amounts reported in prior  [****] are recognized in such [****], PARTNER shall notify REGENX without undue delay and any reconciliation payments shall be addressed in the [****] in which they are identified;

(e)within [****] after the end of each [****] for which a report is provided pursuant to Section 8.5.1(a) or Section 8.5.1(c), (i) the Parties shall prepare a written report combining the information reported by each Party pursuant to this Section 8.5.1 and showing the calculation of any payments to be made by the Parties for such [****] (including showing the sharing of (x) total Reimbursable Development Expenses, (y) total Allowable US Expenses of the Parties and (z) US Net Sales) and, if applicable, providing for the netting of such payments and (ii) the Party to whom payment is owed under such report in accordance with Section 8.5.2 shall provide an invoice to the other Party consistent with such agreed upon report.

8.5.2Payments. Within [****] following issuance of the invoice delivered by the owed Party pursuant to Section 8.5.1(e), the Parties shall make such payments to one another in accordance with Section 8.6 as may be necessary to achieve the sharing of Reimbursable Development Expenses in accordance with Section 3.3 and the sharing of US Net Sales and Allowable US Expenses with respect to Licensed Products for use in the Licensed Field in the United States provided for in Section 8.4. In the event that, based on a Party’s [****], any adjustments or reconciliations with respect to amounts reported in prior [****] are recognized in such [****], the relevant Party shall notify the other Party without undue delay and then the Parties shall make reconciling payments to one another no later than [****] after the end of the [****] in which such adjustments or reconciliations were recognized, if and as necessary to ensure that each Party receives for such [****] its share of US Net Sales and bears its share of Allowable US Expenses in accordance with Section 8.4 and bears its share of Reimbursable Development Expenses in accordance with Section 3.3.

8.5.3General Principles.  In no event shall the same costs and expenses be included more than once in calculating the reconciliation of Net Sales, Allowable US Expenses and Reimbursable Development Expenses, collectively, with respect to any [****], even if such costs and expenses could be applied to either reconciliation of Allowable US Expenses, Net Sales or Reimbursable Development Expenses.

8.5.4FTE Records and Calculations.  Each Party shall record and account for FTE efforts that are included in Reimbursable Development Expenses and Allowable US Expenses in accordance with this Agreement and in the same manner as used for other products developed by such Party.  Each Party shall report such FTE effort to the JDC, JCC or JMC, as applicable, if requested (such request not to be more than on a [****] basis).

8.6Mode of Payment; Offsets.  All payments to either Party under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party.  For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with Accounting Standards. Each Party shall have the right to offset any payment that is owed by the other Party but not paid against any payments owed by the first Party pursuant to Section 8.5.2, if any, under this Agreement.

8.7Reimbursement.  For all costs for which a Party (the “Owing Party”) is obligated to reimburse the other Party (the “Owed Party”) pursuant to this Agreement for which no specific provision is made hereunder for such payment, the Owed Party shall send to the Owing Party an invoice for such amount within [****] of the last day of a [****] during which Owed Party determines that such amount is payable by the Owing Party, which invoice shall include a reference to the section of this Agreement under which the Owed Party is requesting reimbursement or payment and be accompanied by reasonable documentation of the incurrence or accrual of the costs to be reimbursed.  Payment with respect to each such invoice shall be due within [****] after receipt by the Owing Party thereof and shall be made in accordance with Section 8.6; provided, however, that if the Owing Party in good faith disputes any portion of any such invoice, it shall pay the undisputed portion and shall provide the Owed Party with written notice of the disputed portion and its reasons therefor, and the Owing Party shall not be obligated to pay such disputed portion unless and until such dispute is resolved in favor of the Owed Party.  The Parties shall use good faith efforts to resolve any such disputes promptly.

8.8Finance Working Group.  With respect to the financial reporting activities between the Parties, the JDC will establish a finance working group (the “Finance Working Group”) to provide support for review and discussion by the JDC of Budgets pursuant to Section 7.1.2 and by the JMC pursuant to Section 7.3.3 and coordinate the activities and reporting by the Parties as set forth in Section 8.5 through Section 8.7 and to assist the JCC in its responsibilities with respect to the review and resolution of financial matters.  In particular, the Finance Working Group will:

8.8.1facilitate the creation of each Budget pursuant to the Development Plan and the Commercialization Plans;

8.8.2reconcile financial and accounting matters between the Parties;

8.8.3initiate and execute an effective and efficient revenue and cost-sharing process (cross-charges);

8.8.4review and recommend for the Parties’ consideration modifications to the FTE Rate and tracking of FTE Costs;

8.8.5cooperate to ensure that all Budgets for a [****] (or any other given period) can be interpreted for the purposes of both Parties’ internal financial and audit reporting requirements, including each Party’s fiscal year reporting;

8.8.6implement a series of reporting requirements for actual and forecasted financial information, available at times to be agreed by the Parties through the Finance Working Group;

8.8.7monitor the Budget, expense and revenue reporting requirements between the Parties related to Licensed Products to ensure that each Party is able to comply with its respective internal financial and audit reporting requirements and, as appropriate, recommending to the JCC, JDC or JMC, as applicable, for approval, changes to the reporting requirements under this Agreement; and

8.8.8undertake such other tasks as may be necessary or desirable with respect to the calculation, implementation and reporting for United States Profit and Loss Share.

8.9Taxes.

8.9.1General.  Any amounts due to be paid to a Party (the “Recipient”) hereunder (each, a “Payment”) shall be paid free and clear of any and all taxes (which, for clarity, shall be the responsibility of the paying Party (the “Payor”)), except for any withholding taxes required by Applicable Law.  Except as provided in this Section 8.9, Recipient shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Payor) levied on account of, or measured in whole or in part by reference to, any Payments it receives.  Payor shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold.  Notwithstanding the foregoing, if Recipient is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Payor or the appropriate Governmental Authority (with the assistance of Payor to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Payor of its obligation to withhold such tax and Payor shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Payor has received evidence of Recipient’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [****] prior to the time that the Payments are due.  If, in accordance with the foregoing, Payor withholds any amount, it shall pay to Recipient the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Recipient proof of such payment within [****] following such payment.  In the event that a government authority retroactively determines that a payment made by Payor to Recipient pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and Payor remits such withholding or similar taxes to the government authority, including any interest and penalties that may be imposed thereon (together with the tax paid, the “Amount”), Payor will have the right (a) to offset the Amount against future payment obligations of Payor under this Agreement, (b) to invoice Recipient for the Amount (which shall be payable by Recipient within [****] of its receipt of such invoice) or (c) to pursue reimbursement of the Amount by any other available remedy.

8.9.2Gross Up.  If either Party assigns this Agreement to an Affiliate or Third Party (the “Assigning Party”), sublicenses any rights granted to it hereunder or undergoes a Change of Control and, as a result of such assignment, sublicense or Change of Control, Payments made hereunder are subject to additional withholding tax, the Assigning Party shall be responsible for the resulting additional withholding taxes; provided, however, that if the non-Assigning Party derives a tax benefit (including through the use of foreign tax credit) determined on a with and without basis as a result of such additional withholding, then such non-Assigning Party shall promptly reimburse Assigning Party for the amount of such benefit; provided, further, that the non-Assigning Party shall take all commercially reasonable actions necessary to obtain any tax benefit (including through the use of foreign tax credit) with respect to such additional withholding taxes and to defend such benefit in a tax audit; provided, further, that the amount of additional withholding tax shall be determined by taking into account the reduction in the rate of, or the elimination of, the withholding tax pursuant to a tax treaty to which the non-Assigning Party would be entitled had it claimed such benefit under the tax treaty.  For purposes hereof, “tax benefit” shall mean any refund or credit of taxes to be paid or reduction in the amount of taxes which otherwise would be owed by the non-Assigning Party, as applicable, in each case computed at the highest marginal tax rates applicable to non-Assigning Party.

8.9.3Value Added Tax.  Notwithstanding anything contained in Section 8.9.1 or Section 8.9.2, this Section 8.9.3 shall apply with respect to value added tax (“VAT”).  All Payments are exclusive of VAT.  If any VAT is chargeable in respect of any Payments, Payor shall pay VAT at the applicable rate in respect of any such Payments following the receipt of a VAT invoice in the appropriate form issued by Recipient in respect of those Payments, such VAT to be payable on the later of the due date of the payment of the Payments to which such VAT relates and [****] after the receipt by Payor of the applicable invoice relating to that VAT payment, but Payor shall not reduce any Payment for the payment of VAT.  If the VAT originally paid or otherwise borne by Payor are in whole or in part subsequently determined not to have been chargeable, all necessary steps will be taken by Recipient to receive a refund of the undue VAT from the applicable Governmental Authority or other fiscal authority and any amount of undue VAT repaid by such authority to Recipient will be transferred to Payor within [****] of receipt.

8.10Interest on Late Payments.  If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [****] (or the maximum allowed by Applicable Law, if less), such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

8.11Financial Records.  Without limitation of Section 8.5.1, each Party shall, and shall cause its Affiliates and require its and their Sublicensees to, keep complete and accurate financial books and records pertaining to the Development, Process Development, Manufacture and Commercialization of a Licensed Product hereunder, including books and records of [****], in sufficient detail to calculate and verify all amounts payable hereunder.  Such books and records shall be retained by such Party and its Affiliates (and with respect to PARTNER, its Sublicensees) until the later of (a) [****] after the end of the period to which such books and records pertain, (b) [****] after the submission of any financial report to which such books and record pertain required to be made to the other Party under this Agreement or to a Third Party Licensor under an applicable Third Party License Agreement, (c) the expiration of the applicable tax statute of limitations (or any extensions thereof) and (d) for such period as may be required by Applicable Law.

8.12Audit.  At the request of the other Party, the GSK Licensor or the Penn Licensor, each Party shall, and shall cause its Affiliates to (and in the case of PARTNER, shall require its Sublicensees to), permit an independent public accounting firm of nationally recognized standing designated by the other Party and reasonably acceptable to the audited Party, [****], to audit the books and records maintained pursuant to Section 8.11 to ensure the accuracy of all reports and payments made hereunder.  Such examinations may not (a) be conducted for any [****], (b) be conducted more than once in any [****] period (unless a previous audit during such [****] period revealed an underpayment with respect to such period) or (c) be repeated for any [****].  The accounting firm shall disclose to the auditing Party only whether the reports are correct or not, and the specific details concerning any discrepancies.  No other information shall be shared.  Except as provided below, the cost of this audit shall be borne by the auditing Party, unless the audit reveals a variance of more than [****] from the reported amounts or [****], in which case the audited Party shall bear the cost of the audit.  Unless disputed pursuant to Section 8.13 below, if such audit concludes that (x) additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 8.10, or (y) excess payments were made by the audited Party, the auditing Party shall reimburse such excess payments, in either case ((x) or (y)), within [****] after the date on which such audit is completed by the auditing Party.

8.13Audit Dispute.  In the event of a dispute with respect to any audit under Section 8.12, REGENX and PARTNER shall work in good faith to resolve the disagreement.  If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [****], the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”).  The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine.  Not later than [****] after such decision and in accordance with such decision, the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 8.10, or the auditing Party shall reimburse the excess payments, as applicable.

ARTICLE 9
LICENSES; INTELLECTUAL PROPERTY

9.1License Grant to PARTNER.  Subject to the terms and conditions of this Agreement, including Section 9.2, REGENX hereby grants to PARTNER an exclusive, sublicensable, with the right to sublicense through multiple tiers (pursuant to Section 9.4), non-transferable (except as provided in Section 14.3), royalty-bearing, worldwide license or sublicense (as applicable) under REGENX Technology and Joint Technology to Exploit Licensed Compounds and Licensed Products solely for use in the Licensed Field in the Territory.

9.2[****].  Except for the rights and licenses specified in Section 9.1, no license or other rights are granted to PARTNER under this Agreement under any REGENX Technology or other intellectual property of REGENX, excluding the Penn Patents, whether by implication, estoppel, or otherwise and whether such intellectual property is subordinate, dominant, or otherwise useful for the practice of the REGENX Technology as licensed under Section 9.1.  Notwithstanding anything to the contrary in this Agreement, but subject to ARTICLE 6, REGENX may use and permit others to use, and PARTNER shall not be granted the right under this Agreement to use or to grant others the right to use, the REGENX Technology for any research, Development, Commercialization, Manufacturing or other purposes, or otherwise practice the REGENX Technology, outside of the Licensed Field.  [****]

9.3Government Rights.  PARTNER acknowledges that the United States government retains certain rights in certain GSK Patents funded in whole or part under any contract, grant, or similar agreement with a federal agency.  Any rights granted in this Agreement, including the license grants hereunder, are expressly subject to all applicable United States government rights, including any applicable requirement that products resulting from such intellectual property sold in the United States must be substantially manufactured in the United States.

9.4Sublicensing

9.4.1The license granted pursuant to Section 9.1 is sublicensable by PARTNER to any of its Affiliates or Third Parties; provided that any such sublicense must comply with the provisions of this Section 9.4 (including Section 9.4.2).

9.4.2The right to sublicense granted to PARTNER under this Agreement is subject to the following conditions:

(a)PARTNER may only grant sublicenses pursuant to a written sublicense agreement with the Sublicensee.  Any further sublicenses granted by any Sublicensees (to the extent permitted hereunder) must comply with the provisions of this Section 9.4 (including this Section 9.4.2) to the same extent as if PARTNER granted such sublicense directly.

(b)In each sublicense agreement, the Sublicensee must be required to comply with the applicable provisions of this Agreement, to the same extent as PARTNER has agreed.

(c)The official language of any sublicense agreement shall be English.

(d)Within [****] after entering into a sublicense or an amendment thereof, [****].

(e)PARTNER’s execution of a sublicense agreement will not relieve PARTNER of any of its obligations under this Agreement except to the extent such Sublicensee satisfies such obligations on behalf of PARTNER.  Notwithstanding the exception in the foregoing sentence, PARTNER is and shall remain [****] to REGENX for all of PARTNER’s duties and obligations contained in this Agreement and for any act or omission of an Affiliate or Sublicensee that would be a breach of this Agreement if performed or omitted by PARTNER, and, PARTNER will be deemed to be in breach of this Agreement, as applicable, as a result of such act or omission.

9.5License Grant to REGENX

9.5.1Subject to the terms and conditions of this Agreement, PARTNER hereby grants to REGENX and its Affiliates a non-exclusive, sublicensable, royalty-free, worldwide license or sublicense (as applicable) under the PARTNER Patents and the PARTNER Know-How solely for purposes of performing REGENX’s obligations under this Agreement.

9.5.2PARTNER hereby grants to REGENX a non-exclusive, worldwide, royalty-free, transferable, sublicensable (solely to the extent necessary to satisfy its obligations under the GSK Agreement), irrevocable, perpetual license to use any [****]; provided that REGENX shall solely be permitted to exercise this license to the extent necessary to satisfy its obligations under the GSK Agreement.

9.6Section 365(n) of the Bankruptcy Code

9.6.1Applicability of 11 U.S.C. § 365(n).  All intellectual property granted or licensed under or pursuant to this Agreement, including all rights and licenses to use improvements or enhancements developed during the Term, are intended to be, and shall otherwise be deemed to be, for purposes of the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties agree that the licensee of such intellectual property under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction.  All of the rights granted to either Party under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor.

9.6.2Rights of non-Debtor Party in Bankruptcy.  If a bankruptcy proceeding is commenced by or against either Party under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property and all embodiments of such intellectual property, which, if not already in the non-debtor Party’s possession, shall be delivered to the non-debtor Party within [****] of such request; provided that the debtor Party is excused from its obligation to deliver the intellectual property to the extent the debtor Party continues to perform all of its obligations under this Agreement and the Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other country or jurisdiction.

9.7Obligations Under Third Party Agreements.  PARTNER acknowledges that certain REGENX Technology is or will be licensed to REGENX pursuant to the applicable Third Party License Agreements (the “Sublicensed IP”) and will be sublicensed to PARTNER hereunder.  [****].  Notwithstanding any provision in this Agreement to the contrary, REGENX shall be solely responsible for all payments that may be due and payable by REGENX to any Third Party, including the REGENX Licensors, under any Third Party Agreements.

9.8Ownership and Disclosure of Intellectual Property

.

9.8.1Ownership of Technology.  As between the Parties, (a) REGENX shall solely own and retain all right, title and interest in and to any and all REGENX Collaboration Know-How and REGENX Collaboration Patents, (b) subject to Section 9.8.3, PARTNER shall solely own and retain all right, title and interest in and to any and all PARTNER Collaboration Know-How and PARTNER Collaboration Patents, and (c) each Party shall solely own and retain all other Information, inventions, Patents and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the license grants in this Agreement) by such Party or its Affiliates or its or their respective (sub)licensees or Sublicensees, as applicable, outside of this Agreement.

9.8.2Ownership of Joint Patents and Joint Know-How.  Subject to Section 9.8.3, as between the Parties, each of REGENX and PARTNER shall own an equal, undivided interest in and to any and all Joint Know-How and Joint Patents.  In the event that any issues, objections or rejections arise concerning obviousness-type double patenting in the United States involving the Joint Patents, the Parties shall reasonably cooperate with each other to resolve or take any action necessary to overcome any such issues, objections or rejections.

9.8.3Ownership of REGENX NAV Platform Patents and REGENX NAV Platform Know-How.  As between the Parties, REGENX shall solely own and retain all right, title and interest in and to any and all REGENX NAV Platform Patents and REGENX NAV Platform Know-How.

9.8.4United States Law.  The determination of inventorship and whether Information and other inventions are conceived, created, discovered, developed or otherwise made by or on behalf of a Party or its Affiliates and its and their respective (sub)licensees and Sublicensees, as applicable, for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with the United States patent law and other Applicable Law in the United States irrespective of where such conception, creation, discovery, development or making occurs.  In case of a dispute between the Parties with respect to inventorship that cannot be resolved within [****], the Parties shall, within [****] after the expiration of such [****] period, jointly select a patent attorney registered before the United States Patent and Trademark Office to resolve such matter.  Within [****] after selection of such patent attorney, the Parties will submit such dispute to such patent attorney for resolution of the inventorship thereof under United States patent law and cooperate to facilitate his or her determination thereof.  Notwithstanding the foregoing, the Parties shall during the pendency of such claim proceed to file such Patents, with PARTNER having the right on an interim basis to make such filing until the patent attorney’s decision is rendered.  The decision of such patent attorney with respect to inventorship will be treated as final with respect to the Parties, and his or her decision shall be used for determining the Parties’ respective rights to file, prosecute, maintain and enforce Patents under this ARTICLE 9.  The Parties will share equally the expenses of engaging such patent attorney.  For clarity, the decision of such patent attorney will not be binding with respect to Third Party challenges in court to the inventorship of a given Patent or with respect to the Parties’ response to court challenges to the inventorship of such Patent.

9.8.5Assignment.

(a)Each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their respective (sub)licensees and Sublicensees, as applicable, to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Information and other inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, (i) the sole ownership provided for in Section 9.8.3, (ii) the joint ownership provided for in Section 9.8.2, and (iii) any such ownership provided for in Section 9.8.1 if and as applicable; provided that clause (iii) shall not apply to (sub)licensees or Sublicensees except for subcontractors as set forth in Section 9.8.5(b).

(b)Each Party shall cause all Persons who perform any activities under this Agreement, including any and all Development activities (including regulatory activities), Manufacturing activities, and Commercialization activities, for, or on behalf of, such Party under this Agreement, or who conceive, create, discover, develop or otherwise make any Information or other inventions by or on behalf of either Party or its Affiliates and its and their respective (sub)licensees and Sublicensees, as applicable, under this Agreement to assign (or if such Party is unable to cause such Person to assign despite such Party using commercially reasonable efforts to negotiate such assignment, then be under an obligation to assign, or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party using commercially reasonable efforts to negotiate such assignment obligation, then to grant an exclusive license with the right to sublicense through multiple tiers) their rights in any Collaboration Know-How developed or invented by such Person to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case, a suitable license or right to obtain such a license shall be obtained).

9.8.6Disclosure.

(a)PARTNER shall provide prompt notice to REGENX, and shall cause its Affiliates and its and their respective (sub)licensees and Sublicensees, as applicable, to so notify, [****].

(b)PARTNER shall promptly disclose to REGENX in writing, and shall cause its Affiliates and its and their respective (sub)licensees and Sublicensees, as applicable, to so disclose, [****].

(c)Each Party shall promptly disclose to the other Party in writing and shall cause its Affiliates and its and their respective (sub)licensees or Sublicensees, as applicable, to so disclose, the creation, discovery, development, conception, reduction to practice, or otherwise making (each as applicable) of any Collaboration Know-How or Collaboration Patents.

9.8.7Ownership of Product Trademarks. Subject to Section 13.4.2, as between the Parties, PARTNER shall own all right, title and interest to the Product Trademarks in the Territory.

9.8.8Ownership of Corporate Names.  As between the Parties, (a) REGENX shall retain all right, title and interest in and to its Corporate Names and (b) PARTNER shall retain all right, title and interest in and to its Corporate Names.

9.8.9REGENX-Penn Jointly Owned Patents.  Notwithstanding anything to the contrary in this Agreement, ARTICLE 5 of the Penn Sublicense Agreement, and not Sections 9.9 through 9.12 of this Agreement, shall govern prosecution, infringement, invalidity or unenforceability defenses or actions of any REGENX Patent that is co-owned by REGENX or its Affiliates, on one hand, and Penn, on the other hand.

9.9Prosecution

9.9.1.

9.9.1REGENX Prosecution Rights.  As between the Parties, and subject to Section 9.9.3, REGENX shall have the first right, but not the obligation, to Prosecute the REGENX NAV Platform Patents and the GSK Patents.  REGENX shall (a) provide PARTNER with a reasonable opportunity to review and provide comments in connection with such Prosecution, (b) keep PARTNER reasonably informed as to all material developments with respect to such Prosecution, and (c) consider in good faith PARTNER’s comments with respect to such Prosecution.  Notwithstanding the foregoing, if REGENX determines in its sole discretion to abandon or not maintain in any country or jurisdiction of the Territory any Patent subject to Prosecution under this Section 9.9.1, to the extent available and allowable under the applicable Third Party License Agreements, REGENX will provide PARTNER with timely prior written notice of such determination and PARTNER, upon written notice to REGENX, will thereafter have the right, but not the obligation, at its sole discretion [****], to Prosecute such Patent, and PARTNER will thereafter be the “Prosecuting Party” with respect to such Patent for all purposes under this Agreement.

9.9.2PARTNER Prosecution Rights.  As between the Parties, and subject to Section 9.9.3, PARTNER shall have (i) the sole right, but not the obligation, to Prosecute the PARTNER Patents including the PARTNER Collaboration Patents, and (ii) the first right, but not the obligation to Prosecute the REGENX Patents (excluding REGENX NAV Platform Patents and GSK Patents) and Joint Patents.  PARTNER shall (a) provide REGENX with a reasonable opportunity to review and provide comments in connection with the Prosecution of such Patents, and (b) keep REGENX reasonably informed as to all material developments with respect to such Patents and, (c) consider in good faith REGENX’s comments with respect to such Prosecution.  Notwithstanding the foregoing, if PARTNER determines in its sole discretion to abandon or not maintain in any country or jurisdiction of the Territory any such REGENX Patent or Joint Patent, PARTNER will provide REGENX with timely prior written notice of such determination and REGENX, upon written notice to PARTNER, will thereafter have the right, but not the obligation, at its sole discretion [****], to Prosecute such Patent, and REGENX will thereafter be the “Prosecuting Party” with respect to such Patent for all purposes under this Agreement.

9.9.3Third Party Control of Prosecution.  Notwithstanding anything to the contrary herein, the rights and obligations under this Section 9.9 are subject to the rights of the REGENX Licensors other than Penn and the limitations imposed on REGENX, its Affiliates and its and their respective sublicensees that are set forth in the Third Party License Agreements other than the Penn Agreement; provided that if such Third Party License Agreements provide REGENX with an option or right to Prosecute a REGENX Patent under certain conditions, REGENX, if it determines in its sole discretion that exercise of such option or right would be reasonably necessary to effectively manage prosecution of such REGENX Patent, will use good faith efforts to exercise such option or obtain such right so as to allow PARTNER to Prosecute such REGENX Patent pursuant to Section 9.9.2.

9.9.4Cooperation.  [****].  The non-Prosecuting Party shall, and shall cause its Affiliates and its and their respective (sub)licensees or Sublicensees, as applicable, to, assist and cooperate with the Prosecuting Party, as the Prosecuting Party may reasonably request from time to time, in the Prosecution of Patents under this Section 9.9 in the Territory, including that the non-Prosecuting Party shall, and shall ensure that its Affiliates and its and their sublicensees or Sublicensees, as applicable, (a) offer comments, if any, promptly, (b) provide access to relevant documents and other evidence and make its employees available at reasonable business hours, and (c) execute all such documents and instruments and perform such acts as may be reasonably necessary in order to permit the Prosecuting Party to conduct any such Prosecution; provided, however, that neither Party shall be required to provide legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege; [****].

9.9.5Patent Listings.  In connection with a Licensed Product, PARTNER shall have the sole right to determine and make all listings or filings with Regulatory Authorities or patent agencies in the Territory with respect to REGENX Patents, PARTNER Patents, and Joint Patents, including as required or allowed in the United States, in the FDA’s Orange Book or Purple Book, or under other international equivalents.  REGENX shall (a) provide to PARTNER all Information, including a correct and complete list of REGENX Patents covering the Licensed Product or otherwise necessary or reasonably useful to enable PARTNER to make such listing or filings with Regulatory Authorities or patent agencies in the Territory with respect to such Patents, and (b) cooperate with PARTNER in connection therewith, including using commercially reasonable efforts to make any submission deadlines, in each case ((a) and (b)), to the extent required or permitted by Applicable Law.

9.9.6Patent Term Extension and Supplementary Protection Certificate. With respect to a Licensed Product, and subject to Section 9.9.3, PARTNER shall be responsible for making decisions regarding patent term extensions, including supplementary protection certificates, pediatric exclusivity, and any other extensions that are now or become available in the future, wherever applicable, for REGENX Patents, PARTNER Patents, and any Joint Patents, in any country or other jurisdiction.  PARTNER shall have the sole responsibility of applying for, and REGENX shall have no right to apply for, any extension (including patent term extension, supplementary protection certificate, and pediatric exclusivity) with respect to any Patents in the Territory in connection with the Licensed Product.  PARTNER shall keep REGENX fully informed of its efforts to obtain such extension.  REGENX shall provide prompt and reasonable assistance as reasonably requested by PARTNER and as required under any Applicable Law to obtain any such extension.  [****].

9.9.7Joint Research Agreements.  The Parties acknowledge and agree that this Agreement is, collectively, a “joint research agreement” as defined in 35 U.S.C. 100(h).

9.10Infringement Actions Against Third Parties.

9.10.1Notice.  Each Party shall notify the other Party promptly of any alleged or threatened Infringement of any REGENX Patent, PARTNER Patent or Joint Patent in the Licensed Field in the Territory that may come to such Party’s attention.  However, neither Party is under any obligation to search for potential infringers.

9.10.2PARTNER Sole Right.  As between REGENX and PARTNER, PARTNER shall have the sole right, but not the obligation, to prosecute any Infringement with respect to any PARTNER Patent in the Licensed Field in the Territory, as well as any infringement of any PARTNER Patent with respect to a product that is biosimilar to or competes against a

Licensed Product in the Licensed Field in the Territory, and PARTNER shall retain control of the prosecution of such claim, suit or proceeding.  In the event PARTNER prosecutes any such Infringement, REGENX shall have the right to join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel [****]; provided that PARTNER shall retain control of the prosecution of such claim, suit, or proceeding.  Subject to Section 9.10.3(b), REGENX shall not assert any Patent in such claim, suit or proceeding, or against the same potential or actual infringer in connection with the same product in a different claim, suit, or proceeding, in each case without PARTNER’s prior written consent.

9.10.3PARTNER First Right.

(a)As between REGENX and PARTNER, but subject to Section 9.10.6, PARTNER shall have the first right, but not the obligation, to prosecute any Infringement in the Licensed Field in the Territory of any REGENX Patent that is not a GSK Patent, any Collaboration Patent that is not a REGENX NAV Platform Patent, and any Joint Patent. In the event PARTNER prosecutes any such Infringement, REGENX shall have the right to join as a party to such claim, suit or proceeding in the Licensed Field in the Territory and participate with its own counsel [****].

(b)If PARTNER either (i) declines to prosecute an Infringement of any of the Patents set forth in (a) above, (ii) fails to take action with respect to such Infringement within [****] following the first notice provided above with respect to such Infringement, or (iii) if [****] before the deadline, if any, set forth in Applicable Law, PARTNER fails to take action in connection with such Infringement, whichever of the events described in clauses (i)-(iii) come first, then REGENX has the right, but not the obligation, to prosecute such Infringement. In the event REGENX prosecutes such Infringement, PARTNER shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel [****].

(c)[****].

(d)PARTNER shall have the first right to make decisions regarding the Opt Out or Opt-In under the Article 83(4) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01), with respect to any of the Patents set forth in Section 9.10.3(a), and pay all fees and make all submissions associated with such decisions.  REGENX shall assist PARTNER in such submissions [****], including providing all necessary documents and making all necessary submissions as a Patent owner where applicable.  If REGENX controls the prosecution of an Infringement of any of the Patents set forth in Section 9.10.3(a) above, then REGENX shall have the right to make such decision [****].

(e)Notwithstanding anything to the contrary in this Section 9.10.3, as between the Parties, PARTNER has the first right, but not the obligation, to control the defense of a claim or counterclaim, arising from and related to the prosecution of an Infringement of any of the Patents set forth in Section 9.10.3(a), that challenges the scope, validity, title, or enforceability of any of the Patents set forth in Section 9.10.3(a) above.  If PARTNER either (i) declines to defend such challenge of any of the Patents set forth in Section 9.10.3(a) above, (ii) fails to take action with respect to such challenge within [****] following the first notice provided above with respect to such challenge, or (iii) if [****] before the deadline, if any, set forth in Applicable Law, PARTNER fails to take action in connection with such challenge, whichever of the events described in clauses (i)-(iii) come first, then REGENX has the right, but not the obligation, to defend such challenge [****]. In the event REGENX defends such challenge, PARTNER shall have the right to join as a party to such action, suit or proceeding in the Territory and participate with its own counsel [****].

9.10.4REGENX Sole Right.

(a)As between REGENX and PARTNER, but subject to Section 9.10.6, REGENX shall have the sole right, but not the obligation, to prosecute any Infringement in the Licensed Field in the Territory of any REGENX Patent that is a GSK Patent, or any REGENX NAV Platform Patent.  In the event REGENX prosecutes any such Infringement, PARTNER shall have the right to join as a party to such claim, suit or proceeding in the Licensed Field in the Territory and participate with its own counsel [****].

(b)[****].

(c)REGENX shall have the sole right to make decisions regarding the Opt Out or Opt-In under the Article 83(4) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01), with respect to any of the Patents set forth in Section 9.10.4(a), and pay all fees and make all submissions associated with such decisions.  PARTNER shall assist REGENX in such submissions [****], including providing all necessary documents and making all necessary submissions as a Patent owner where applicable.

(d)Notwithstanding anything to the contrary in this Section 9.10.4, as between the Parties, REGENX has the sole right, but not the obligation, to control the defense of a claim or counterclaim, arising from and related to the prosecution of an Infringement of any of the Patents set forth in Section 9.10.4(a), that challenges the scope, validity, title, or enforceability of any of the Patents set forth in Section 9.10.4(a) above.

9.10.5Expenses and Recovery.  [****].

9.10.6Third Party Control of Enforcement.  Notwithstanding anything to the contrary herein, the rights and obligations under this Section 9.10 are subject to [****].

9.10.7Cooperation.  For purposes of this Section 9.10, the Party prosecuting any infringement with respect to a Patent shall be the “Enforcing Party.”  The Parties will cooperate fully in any infringement action pursuant to this Section 9.10, including by making the inventors, applicable records and documents (including laboratory notebooks) with respect to the relevant Patents enforceable under this Section 9.10 and available to the Enforcing Party at the Enforcing Party’s request.  With respect to an action controlled by the applicable Enforcing Party, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the Enforcing Party, as the Enforcing Party may reasonably request from time to time, in connection with its activities set forth in this Section 9.10, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; [****]. In connection with any activities with respect to an Infringement action prosecuted by the applicable Enforcing Party pursuant to this Section 9.10, the Enforcing Party shall (a) consult with the other Party as to the strategy for the prosecution of such claim, suit or proceeding, (b) consider in good faith any comments from the other Party with respect thereto and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such action.

9.10.8Right to Settle.  Unless otherwise set forth herein, the Enforcing Party shall have the right to settle such claim; provided that neither Party shall have the right to settle any Infringement litigation (including related defensive claims and counterclaims) under this Section 9.10 with respect to any Patent [****]. Furthermore, the Enforcing Party shall not settle or compromise any claim or Infringement litigation (including related defensive claims and counterclaims) under this Section 9.10 with respect to any Patent [****].

9.10.9Biosimilar Competition.  (i) Subject to this Section 9.10, including Sections 9.10.2, 9.10.3, 9.10.4 and 9.10.6, PARTNER shall have the right, but not the obligation, to prosecute, manage and settle any litigation with respect to Biosimilar Products in the Licensed Field and the Territory and any proceedings associated therewith, in connection with any Patents, including any invalidity, unpatentability or unenforceability challenges, oppositions and post-grant proceedings in connection therewith.  If either Party receives a notice or a copy of an application submitted to the FDA or its foreign counterpart for a Biosimilar Product (a “Biosimilar Application”) for which a Licensed Product is a “reference product” as such term is used in Section 351(i)(4) of the PHSA, or an equivalent under its foreign counterpart, whether or not such notice or copy is provided under any Applicable Laws, or otherwise becomes aware that such a Biosimilar Application has been submitted to a Regulatory Authority for Regulatory Approval, such Party shall, within [****], notify the other Party and provide the other Party with copies of such notice or communication to the extent permitted by Applicable Law.  PARTNER shall carry out any such rights and responsibilities of the “reference product sponsor,” as defined in Section 351(l)(1)(A) of the PHSA, for purposes of such Biosimilar Application, provided that PARTNER’s rights to bring an action for patent Infringement under Section 351(l)(6) of the PHSA based on any REGENX Patents, Collaboration Patents or Joint Patents are subject to REGENX’s applicable sole or first rights to bring an action for patent Infringement under Sections 9.10.3 and 9.10.4, and to the rights of the applicable REGENX Licensors and the limitations imposed on REGENX, its Affiliates and its and their respective sublicensees that are set forth in the applicable Third Party License Agreements.  The Parties shall cooperate seeking to obtain access to the Biosimilar Application and related confidential information, including in accordance with Section 351(l)(1)(B)(iii) of the PHSA, if applicable.  If permitted pursuant to Applicable Law, upon one Party’s request, the other Party shall assist the requesting Party in identifying and listing any and all relevant Patents pursuant to Section 351(l)(1)(3)(A) or Section 351(l)(7) of the PHSA, in preparing, pursuant to section 351(l)(3)(C) of the PHSA, a detailed statement regarding the reference product sponsor’s opinion that any such Patent will be infringed and a response to the statement by the filer of the Biosimilar Application concerning validity and enforceability, in negotiating with the filer of the Biosimilar Application pursuant to Section 351(l)(4) of the PHSA, and in selecting Patents enforceable under this Section 9.10 for and conducting litigation pursuant to Section 351(l)(5), Section 351(l)(6), and Section 351(l)(9) of the PHSA, to the extent applicable, and shall cooperate with the requesting Party in responding to relevant communications with respect to such lists and statements from the filer of the Biosimilar Application.  The Parties shall cooperate and assist each other in seeking an injunction against any commercial marketing by the filer of a Biosimilar Application as permitted pursuant to Section 351(l)(8)(B) of the PHSA or in filing an action for infringement against the filer of such Biosimilar Application.

9.11Defense of Infringement Claims.  In the event PARTNER or REGENX becomes aware that PARTNER’s or any of its Affiliates’ or any Sublicensees’ Exploitation of the Licensed Product in the Licensed Field is the subject of a claim for patent infringement by a Third Party, that Party shall promptly notify the other Party, [****].  Unless the Party against whom a Third Party infringement claim is filed seeks indemnification for such claim covered pursuant to ARTICLE 12, subject to compliance with the provisions of this Section 9.11, the alleged infringing Party shall have the sole right, but not the obligation, to defend and control the defense of any such claim, suit or proceeding.  Without limitation of the foregoing, if the alleged infringing Party finds it necessary or desirable to join the other Party as a party to any such action, the other Party shall execute all papers and perform such acts as shall be reasonably required.  Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding.  [****].  Notwithstanding anything to the contrary herein, the rights and obligations under this Section 9.11 are subject to the rights of the applicable REGENX Licensors and the limitations imposed on REGENX, its Affiliates and its and their respective sublicensees that are set forth in the applicable Third Party License Agreements and the alleged infringing Party shall not settle or compromise any claim for patent infringement (including related defensive claims and counterclaims) under this Section 9.11 with respect to any Patent [****].

9.12Invalidity or Unenforceability Defenses or Actions.

9.12.1Notice.  Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity, unpatentability or unenforceability of any of the REGENX Patents, PARTNER Patents, or Joint Patents by a Third Party, in each case in the Territory and of which such Party becomes aware.  Notwithstanding anything to the contrary herein, the rights and obligations under this Section 9.12 are subject to the rights of the applicable REGENX Licensors and the limitations imposed on REGENX, its Affiliates and its and their respective sublicensees that are set forth in the applicable Third Party License Agreements.

9.12.2Defense of Patents.  Subject to the terms and conditions of this Agreement, the Prosecuting Party shall have the first right, but not the obligation, to defend and control the defense of the validity, patentability and enforceability of the Patents being Prosecuted by such Prosecuting Party under this Section 9.12 in the Territory.  The non-Prosecuting Party may participate in any such claim, suit, or proceeding in the Territory with counsel of its choice at its own expense; provided that the Prosecuting Party shall retain control of the defense in such claim, suit, or proceeding.  If the Prosecuting Party elects not to defend or control the defense of such Patent (other than a PARTNER Patent) in a claim, suit or proceeding brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then the non-Prosecuting Party may become the controlling Party and conduct and control the defense of any such claim, suit, or proceeding.

9.12.3Cooperation.  Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 9.12, including by being joined as a necessary party in such claim, suit or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours.  In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any material steps taken.  Subject to the other terms and conditions of this Agreement, the controlling Party shall have the right to settle such claim, suit or proceeding under this Section 9.12, provided that the controlling Party shall not settle any such claim, suit or proceeding in a manner that imposes any out-of-pocket costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party.  Furthermore, the controlling Party shall not settle or compromise any such claim, suit or proceeding under this Section 9.12 with respect to any Patent in a manner that imposes any obligations or other restrictions on an applicable REGENX Licensor, or that has a material adverse effect on the validity, scope of patent claims, or enforceability of any of the GSK Patents, or grants any rights to the GSK Patents, other than any permitted sublicenses, without the applicable REGENX Licensor’s prior written permission as set forth in the applicable Third Party License Agreements. [****].

9.13Third Party Patent Rights.  If in the reasonable opinion of either Party, a license under any Patent or other intellectual property right of a Third Party in any country in the Territory is necessary or reasonably useful to Exploit the Licensed Product for use in the Licensed Field in the Territory in accordance with this Agreement (such right, a “Third Party Patent Right”), then the Parties shall meet and discuss the strategy for obtaining such Third Party Patent Right.   The Parties shall negotiate in good faith to reach agreement with respect to such strategy.  If no agreement has been reached after [****] following commencement of such discussions, then [****].  If either Party determines not to enter into such an agreement under the foregoing clauses (a) or (b), then it shall promptly notify the other Party thereof, and the other Party shall thereafter have the right to enter into such an agreement.  Each Party shall ensure that any such license entered into under this Section 9.13 shall be freely sublicensable to the other Party and its Affiliates to enable such other Party and its Affiliates to fully exercise its rights and perform its obligations under this Agreement and shall promptly provide the other Party with a copy of any Third Party agreement entered into under this Section 9.13 with redactions permitted to the extent not reasonably necessary for the other Party to understand its obligations under such agreement or such agreement’s relevance to this Agreement.  If the grant of a sublicense under a Third Party agreement entered into by either Party under this Section 9.13 would result in the other Party having any different or additional obligations or being subject to any additional terms as a result of being a sublicensee under such agreement, the other Party shall have [****] after receipt of a copy of such agreement to notify the Party that entered into the Third Party agreement as to whether it accepts such sublicensed rights.  Notwithstanding anything to the contrary in this Agreement, unless and until the other Party notifies the Party that entered into the Third Party agreement within such [****] period that it wishes to receive a sublicense under the Third Party agreement entered into under this Section 9.13, Information and Patents licensed by the Party that entered into the Third Party agreement from a Third Party will not be deemed “Controlled” by the Party that entered into the Third Party agreement or its Affiliates under this Agreement and the other Party shall not be granted any rights, or have any obligations, under such Third Party agreement. [****].  If in the reasonable opinion of PARTNER, a Third Party Patent Right may relate to the Exploitation of a Licensed Product by PARTNER or its Affiliates, then PARTNER or its Affiliates shall have the sole right, but not the obligation, to challenge the patentability, validity or enforceability of such Patent in any court of competent jurisdiction or before any supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction including the United States Patent and Trademark Office and the European Patent Office. REGENX shall not challenge the patentability, validity or enforceability of such Patent in any court or governmental body without PARTNER’s prior written consent, provided, however, that notwithstanding the foregoing, REGENX will not be prevented from challenging the patentability, validity or enforceability of any such Third Party Patent Right to the extent unrelated to the Licensed Product and the Indications in the Licensed Field.  REGENX shall assist and cooperate with PARTNER as PARTNER may reasonably request from time to time in connection with the activities set forth in this Section 9.13.

9.14International Nonproprietary Name.  As between the Parties, PARTNER shall have the sole right and responsibility to select the International Nonproprietary Name or other name or identifier for any Licensed Product.  PARTNER shall have the sole right and responsibility to apply for submission to the World Health Organization for the International Nonproprietary Name, and submission to the United States Adopted Names Council for the United States Adopted Name.

9.15Product Trademarks.  PARTNER shall be responsible for the registration, prosecution, and maintenance of the Product Trademarks using counsel of its own choice.  PARTNER shall have the sole right and responsibility to take such action as PARTNER reasonably deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party using counsel of its own choice.  PARTNER shall have the sole right and responsibility to defend against and settle any alleged, threatened or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to the Licensed Product for use in the Licensed Field in the Territory using counsel of its choice.  [****].

9.16[****]

ARTICLE 10
CONFIDENTIALITY AND NON-DISCLOSURE

10.1Confidentiality Obligations.  At all times during the Term and for a period of [****] following termination or expiration hereof in its entirety, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or the Penn Sublicense Agreement. “Confidential Information” means any confidential and proprietary technical, business or other information provided by or on behalf of one Party to the other Party in connection with this Agreement or the Penn Sublicense Agreement, whether prior to, on or after the Effective Date, including the terms of this Agreement or the Penn Sublicense

Agreement (subject to Section 10.2.4 and Section 10.4), confidential and proprietary information relating to any Licensed Product (including the Regulatory Documentation), any Development or Commercialization of any Licensed Product, any confidential and proprietary Information with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including PARTNER Know-How and REGENX Know-How, as applicable) or the confidential and proprietary scientific, regulatory or business affairs or other activities of either Party.  Notwithstanding the foregoing, (a) Joint Know-How and the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto, (b) any Information solely relating to Licensed Products (including the Regulatory Documentation) or the Exploitation thereof ([****]) (“Product Information”) shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto and (c) [****] (and REGENX shall be deemed to be the disclosing Party and PARTNER shall be deemed the receiving Party with respect thereto).  Notwithstanding the foregoing, Confidential Information shall not include any information that:

10.1.1is or becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement or the Penn Sublicense Agreement by the receiving Party;

10.1.2can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception shall not apply with respect to Product Information, Joint Know-How or REGENX NAV Platform Know-How, in each case, generated by the receiving Party with respect thereto as set forth in Section 10.1;

10.1.3is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

10.1.4has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement or the Penn Sublicense Agreement; or

10.1.5can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply with respect to Product Information, Joint Know-How or REGENX NAV Platform Know-How, in each case, generated by the receiving Party with respect thereto as set forth in Section 10.1.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party.  Further, Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination of these elements and its principles are in the public domain or in the possession of the receiving Party.

10.2Permitted Disclosures.  Each Party may disclose Confidential Information to the extent that such disclosure is:

10.2.1made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators; provided, however, except with respect to securities filings (which are addressed in Section 10.4 below), that as promptly as reasonably practicable and to the extent not prohibited by Applicable Law or judicial or administrative process, the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

10.2.2made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with the conduct of a Clinical Trial or any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

10.2.3made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of Prosecuting or enforcing a Patent under and in accordance with this Agreement or the Penn Sublicense Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

10.2.4made by or on behalf of the receiving Party to [****]; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 10 (with a duration of confidentiality and non-use obligations as appropriate that is no less than [****] from the date of disclosure); or

10.2.5to allow the receiving Party to exercise its rights or perform its obligations hereunder, provided that such disclosure is covered by terms of confidentiality and non-use at least as restrictive as those set forth herein.

10.3Use of Name.

10.3.1General.  Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their (sub)licensees (or Sublicensees) (or any abbreviation or adaptation thereof) in any publication, press release, marketing and Promotional Material or other form of publicity without the prior written approval of such other Party in each instance.  The restrictions imposed by this Section 10.3 shall not prohibit (a) either Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement or the Penn Sublicense Agreement and (b) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

10.3.2REGENX Names.  PARTNER, its Affiliates and all of their respective employees and agents must not use the name, seal, logo, trademark, or service mark (or any adaptation thereof) of REGENX or the GSK Licensor in any way without the prior written consent of REGENX; provided, however, that PARTNER may acknowledge the existence and general nature of this Agreement and the Penn Sublicense Agreement, subject to ARTICLE 10.

10.3.3PARTNER Names.  REGENX, its Affiliates and all of their respective employees and agents must not use PARTNER’s name, seal, logo, trademark, or service mark (or any adaptation thereof) in any way without the prior written consent of PARTNER; provided, however that REGENX may acknowledge the existence and general nature of this Agreement and the Penn Sublicense Agreement, subject to ARTICLE 10.

10.4Public Announcements.  The Parties have agreed upon the content of one (1) or more press releases which shall be issued substantially in the form(s) attached hereto as Schedule 10.4, the release of which the Parties shall coordinate in order to accomplish such release promptly upon execution of this Agreement.  Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement, the Penn Sublicense Agreement or their respective subject matters without the other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).  In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [****] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.  In addition, in the event REGENX is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to publicly file this Agreement or the Penn Sublicense Agreement, REGENX shall submit its proposed redactions to this Agreement or the Penn Sublicense Agreement, as applicable, in writing to PARTNER as far in advance as reasonably practicable (and in no event less than [****] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.  REGENX shall incorporate all comments of PARTNER with respect thereto except to the extent inconsistent with Applicable Law, and shall use reasonable efforts to obtain confidential treatment for the terms of this Agreement or the Penn Sublicense Agreement, as applicable, so redacted.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement, the Penn Sublicense Agreement or any amendment hereto or thereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 10.4; provided that such information remains accurate as of such time and provided the context and form of such disclosure are the same as the previously approved context and form.

10.5Publications.

10.5.1Generally.  With respect to the activities under the Development Plan that are not (a) Global Clinical Trials or (b) Development activities solely intended to support Regulatory Approval in any jurisdiction(s) outside the United States, a Party (a “Publishing Party”) will, prior to publishing, publicly presenting or otherwise publicly disclosing any paper, publication, oral presentation, abstract, poster, manuscript or other presentation relating to the results of any such Development activities, provide the other Party (a “Reviewing Party”) an opportunity to review such publication to determine whether such publication contains the Confidential Information of the Reviewing Party.  The Publishing Party will deliver to the Reviewing Party a copy of any such proposed publication or an outline of the proposed oral disclosure at least [****] prior to submission for publication or presentation for review by the Reviewing Party.  The Reviewing Party will have the right, in its sole discretion, to: (i) require the removal of its Confidential Information from any such publication by the Publishing Party; or (ii) request a reasonable delay in publication or presentation in order to protect patentable information.  If the Reviewing Party requests such a delay, the Publishing Party will delay submission or presentation for a period of [****] after its provision of the copy of the proposed publication to enable the filing of one (1) or more patent applications protecting the Reviewing Party’s rights in such information.  In addition, the Publishing Party shall give due regard to comments furnished by the Reviewing Party and such comments shall not be unreasonably rejected. For all Independent Studies, Global Clinical Trials and Development activities solely intended to support Regulatory Approval in any jurisdiction(s) outside the United States, any proposed publication (whether written, electronic, oral or otherwise) by PARTNER or any of its Affiliates related to activities under this Agreement or the Licensed Products will be at the sole discretion of PARTNER.

10.5.2Referral to Disclosed Results.  Notwithstanding anything to the contrary herein, each Party has the right to publish (through press releases, scientific journals, or otherwise) and refer to any clinical, regulatory, or research results related to a Licensed Product that have been publicly disclosed by either Party, including referring to the other Party by name as a licensee or licensor, as applicable, of such Publishing Party, which publication or referral by such Party shall not require the prior consent of the other Party.

10.6Return of Confidential Information.  Upon the effective date of the expiration or termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement, at the requesting Party’s election, (a) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party.  Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (x) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes.  All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 10.1.

ARTICLE 11
REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1Mutual Representations and Warranties.  REGENX and PARTNER each represents and warrants to the other, as of the Execution Date, and covenants, that:

11.1.1it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

11.1.2the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and do not violate:  (a) such Party’s charter documents, bylaws or other organizational documents; (b) any agreement, instrument or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Law, subject to compliance with the HSR Act as set forth herein; or (d) any order, writ, judgment, injunction, decree, determination or award of any court or Governmental Authority presently in effect applicable to such Party, subject to compliance with the HSR Act as set forth herein;

11.1.3Subject to ARTICLE 2, this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and

11.1.4it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder and thereunder.

11.2Additional Representations and Warranties of REGENX.  REGENX further represents and warrants to PARTNER, as of the Execution Date, that:

(a)all REGENX Existing Patents are set forth on Schedule 1.188.  All REGENX Existing Patents are subsisting and to the knowledge of REGENX are not invalid or unenforceable in whole or in part, and, except as set forth on Schedule 1.188, REGENX solely owns all right, title and interest in the REGENX Existing Patents.  REGENX has the right to grant the licenses and sublicenses specified herein;

(b)except as otherwise disclosed in Schedule 11.2(b): (i)  there are no claims, judgments, or settlements against, or amounts with respect thereto, owed by REGENX or any of its Affiliates relating to the Regulatory Documentation, the REGENX Existing Patents, or the REGENX Know-How; (ii) REGENX has not received any written claim or demand alleging that (A) the REGENX Existing Patents, or the REGENX Know-How are invalid or unenforceable or (B) the Development, Manufacture or Commercialization of a Licensed Compound or Licensed Product for use in the Licensed Field as contemplated herein will violate, infringe, misappropriate or otherwise conflict or interfere with any Patent or other intellectual property or proprietary right owned by any Third Party;

(c)to the Knowledge of REGENX, no Third Party has any rights, interest, or claim in or to such REGENX Existing Patents in the Licensed Field that are inconsistent with those granted to PARTNER under this Agreement;

(d)to the Knowledge of REGENX, no Person is in a material way infringing or threatening to infringe or misappropriating or threatening to misappropriate the REGENX Existing Patents, the REGENX Know-How, or the Regulatory Documentation;

(e)to the Knowledge of REGENX, REGENX has the right to use all Information, and Patents necessary to conduct the Development activities allocated to REGENX under the Development Plan and to Manufacture any Licensed Compounds and Licensed Products as contemplated herein;

(f)to the Knowledge of REGENX (but, with respect to Patents or other intellectual property or proprietary right in any jurisdiction outside of the US, [****], without any further duty of inquiry), the Development, Manufacture and Commercialization of the Licensed Compounds and Licensed Products (for clarity, including the use of the Delivery System identified in the Development Plan as of the Execution Date in the administration thereof) as contemplated herein would not infringe any Patent (with the exception of invalid claims of a Patent) or other intellectual property or proprietary right of any Person;

(g)to the Knowledge of REGENX, the conception, development, and reduction to practice of the Regulatory Documentation, the REGENX Existing Patents and REGENX Know-How existing as of the Execution Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person;

(h)the REGENX Existing Patents Prosecuted by REGENX and, to the Knowledge of REGENX, all other REGENX Existing Patents, are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law.  The REGENX Existing Patents have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment;

(i)to the Knowledge of REGENX, each of the REGENX Existing Patents and Penn Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such REGENX Existing Patent and Penn Patent is issued or such application is pending;

(j)with respect to the REGENX Existing Patents Prosecuted by REGENX and, to the Knowledge of REGENX, all other REGENX Existing Patents, true, materially complete, and correct copies of:  (i) the file wrapper and other documents and materials relating to the prosecution, defense, maintenance, validity, and enforceability of the REGENX Existing Patents; (ii) all Regulatory Documentation existing as of the Execution Date; and (iii) all material adverse information with respect to the safety and efficacy of the Licensed Compounds and Licensed Products known to REGENX, in each case ((i) through (iii)) that have been requested by PARTNER have been provided or made available to PARTNER prior to the Execution Date;

(k)to the Knowledge of REGENX, REGENX and its Affiliates have generated, prepared, maintained, and retained all Regulatory Documentation that is required to be maintained or retained pursuant to and in accordance with good laboratory and clinical practice and Applicable Law, and all such information is true, complete and correct and what it purports to be;

(l)the REGENX Existing Patents and Penn Patents represent all the Patents that REGENX or its Affiliates own, Control or otherwise have rights to as of the Execution Date that Cover the Exploitation of a Licensed Compound or Licensed Product for use in the Licensed Field in the manner contemplated as of the Execution Date, the REGENX Know-How as of the Execution Date represents all the Information that REGENX or its Affiliates own, Control or otherwise has rights to as of the Execution Date that relate to the Exploitation of a Licensed Compound or Licensed Product for use in the Licensed Field in the manner contemplated as of the Execution Date and REGENX solely owns the REGENX Know-How existing as of the Execution Date;

(m)to the Knowledge of REGENX, neither REGENX nor any of its Affiliates, nor any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Products, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Compounds or Licensed Products, or committed an act, made a statement, or failed to make a statement with respect to the Development of the Licensed Compounds or Licensed Products that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory;

(n)to the Knowledge of REGENX, REGENX and its Affiliates have conducted, and their respective contractors and consultants have conducted, all Development of the Licensed Compounds and Licensed Products that they have conducted prior to the Execution Date in material compliance with good laboratory and clinical practice and Applicable Law.  REGENX has conducted, and has caused its contractors and consultants to conduct, any and all pre-clinical and Clinical Trials related to the Licensed Products in material compliance with good laboratory and clinical practice and Applicable Law.  REGENX and its Affiliates have employed Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the pre-clinical and Clinical Trials with respect to the Licensed Compounds and Licensed Products;

(o)Except with respect to the certain GSK Patents described in Section 9.3 and to the Knowledge of REGENX, the inventions claimed or covered by the REGENX Existing Patents (i) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f), and (iii) are not otherwise subject to the provisions of the Bayh-Dole Act;

(p)(i) REGENX has implemented confidentiality policies that are materially consistent with industry standards, and (ii) to the Knowledge of REGENX, no material breach of such confidentiality has been committed by any Third Party;

(q)REGENX has made available to PARTNER all Regulatory Documentation requested by PARTNER related to the Licensed Products;

(r)all Third Party License Agreements are listed on Schedule 11.2(r);

(s)(i) the licenses to REGENX in the Third Party Agreements are in full force and effect and by their terms and the Third Party License Agreements are sublicensable to PARTNER as contemplated by this Agreement and the Penn Sublicense Agreement, (ii) REGENX is not in breach under any such Third Party Agreements, nor, to REGENX’s Knowledge, is any counterparty thereto, (iii) REGENX has not received any written notice of breach under any such Third Party Agreements from the counterparty thereto, and (iv) to REGENX’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such challenge, violation or breach. The rights and obligations of the Parties hereunder are fully consistent with and are not limited in any material respect to such Third Party Agreements;

(t)no provision of any Third Party License Agreement conflicts with PARTNER’s rights, as set forth in Section 9.4 of this Agreement, to grant further sublicenses of the applicable REGENX Technology in compliance with the terms for such permitted further sublicensing under this Agreement, the Penn Sublicense Agreement, and the Third Party License Agreements, as applicable, and through multiple tiers;

(u)there is no Information licensed to REGENX under the Penn Agreement that, to the Knowledge of REGENX, is necessary or reasonably useful for the performance of PARTNER’s obligations, Exploitation of any Licensed Compound or Licensed Product for use in the Licensed Field or exercise of PARTNER’s rights hereunder;

(v)the Processing of Personal Data by REGENX (including, without limitation, any transfer of Personal Data across national borders) in connection with the Licensed Compounds and Licensed Products is and has been in material compliance with Data Security and Privacy Laws in all countries and jurisdictions in the Territory, all privacy related consents and notices that apply to the Licensed Compounds or Licensed Products, and the requirements of any contract or codes of conduct to which REGENX is a party (“Privacy and Security Obligations”).  To the Knowledge of REGENX, REGENX has provided all necessary privacy notices related to research participants and has an appropriate legal basis under Data

Security and Privacy Laws to Process all Personal Data in connection with the Licensed Compounds and Licensed Products.  REGENX has developed, implemented and maintains a compliance program, policies and procedures, and training programs to ensure ongoing compliance with the Privacy and Security Obligations.  REGENX has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Data collected by it or on its behalf from and against unauthorized Processing.  REGENX is and has complied in all material respects with all Privacy and Security Obligations relating to Data Breach reporting and notification obligations;

(w)in the last [****], REGENX has not received written notice of any alleged material violation from a Regulatory Authority or other Third Party of any Privacy and Security Obligations.  To the Knowledge of REGENX, REGENX is not under investigation by any Regulatory Authority for a violation of Data Security and Privacy Laws;

(x)REGENX has disclosed all material adverse events relating to the safety and efficacy of the Licensed Compounds and Licensed Products of which REGENX or any of its Affiliates has any Knowledge as of the Execution Date;

(y)the execution and delivery of this Agreement and the other agreements and instruments contemplated hereby complies with the Privacy and Security Obligations; and

(z)Without limiting any other representation or warranty made by REGENX under this Agreement, to the Knowledge of REGENX, there are no facts or circumstances that exist as of the Execution Date that would reasonably be expected to have an adverse effect in any material respect on the Exploitation of the Licensed Compound or Licensed Product as contemplated under this Agreement that have not been disclosed to PARTNER, including via the [****] data room established by or on behalf of REGENX (or any subfolders thereof) on or prior to the [****] prior to the Execution Date.

11.3Additional Representation and Warranty of PARTNER.  PARTNER has or has access to financial resources sufficient to meet PARTNER’s payment obligations under Section 8.1 and Section 8.2.1 of this Agreement when such obligations become due.

11.4DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN AND IN THE PENN SUBLICENSE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

11.5REGENX Covenants.  REGENX hereby covenants to PARTNER as follows:

11.5.1REGENX will not assign, transfer, convey or grant any license or other rights to its rights, title and interests in or to the REGENX Patents, Penn Patents or

REGENX Know-How (or agree to do any of the foregoing) in any way that would conflict with any of the rights or licenses granted to PARTNER under this Agreement;

11.5.2REGENX will not, and will cause its Affiliates not to incur or permit to exist, with respect to any REGENX Patents, Penn Patents or REGENX Know-How, any lien, encumbrance, charge, security interest, mortgage, liability, or other restriction (including in connection with any indebtedness) that would conflict with any of the rights or licenses granted to PARTNER under this Agreement;

11.5.3REGENX will not (a) amend, modify or terminate any Third Party Agreement, (b) breach any such Third Party Agreement or otherwise take or omit any action under any such Third Party Agreement, (c) exercise, waive, release, or assign any rights or claims under any such Third Party Agreement or (d) enter into another agreement with respect to any Penn Patent or GSK Patent (including any rights or obligations related to any sublicensed rights), in each case ((a) through (d)), in a manner that would adversely affect PARTNER’s rights or impose any additional obligations on PARTNER hereunder, or under the Penn Sublicense Agreement, Clinical Supply Agreement or Commercial Supply Agreement, without first obtaining PARTNER’s written consent;

11.5.4if REGENX or its Affiliate receives notice of an alleged breach or default by REGENX or its Affiliate under any Third Party Agreement or any notice asserting a Third Party’s right to (a) terminate such Third Party Agreement or (b) diminish the scope or exclusivity of the licenses granted to REGENX or its Affiliate under any such Third Party Agreement in any way that would conflict with any of the rights or licenses granted to PARTNER under this Agreement or would otherwise adversely affect PARTNER’s rights or impose any additional obligations on PARTNER hereunder, then REGENX will promptly, but in no event less than [****] thereafter, provide written notice thereof to PARTNER; and

11.5.5REGENX will comply with the terms set forth on Schedule 11.5.5.

11.6Mutual Covenants.  Each Party hereby covenants to the other Party that it will, and will ensure that its Affiliates and subcontractors will, obtain written agreements from any and all Persons involved in or performing any Development activities by or on behalf of such Party hereunder that assign, to the extent legally permissible, (or exclusively license, with a right to grant sublicenses) such Person’s rights, title and interests in and to any Information or other intellectual property rights developed or invented in the performance of such activities that specifically relate to the Licensed Compounds, Licensed Products or their use, Manufacture or sale to such Party prior to any such Person performing such activities.

11.7Anti-Bribery and Anti-Corruption Compliance. [****]

11.8Debarment.  [****]

(a)A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a Person that has an approved or pending drug or biological product application.

(b)A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.

(c)An “Excluded Individual” or “Excluded Entity” is (A) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (B) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

(d)A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

(e)“FDA’s Disqualified/Restricted List” is the list of clinical investigators restricted from receiving investigational drugs, biologics, or devices if the FDA has determined that the investigators have repeatedly or deliberately failed to comply with regulatory requirements for studies or have submitted false Information to the study sponsor or the FDA.

11.9Data Privacy and Security.

11.9.1Covenants.  For all Personal Data collected, Processed, hosted, or transmitted in performance by the Parties of this Agreement, including, but not limited to, in connection with the conduct of the Development activities and Clinical Trials, each Party shall:

(a)comply at all times with the Data Security and Privacy Laws;

(b)to the extent permitted by Applicable Law, notify the other Party, as soon as practicable and in any event prior to making the relevant disclosure, if it is obliged to make a disclosure of the Personal Data under Applicable Law;

(c)make timely notification to, and obtain any necessary authorizations from, any applicable Regulatory Authority where required under applicable Data Security and Privacy Laws of its collection and other Processing of Personal Data in order to comply with its obligations under this Agreement;

(d)at all times, act in a manner such that it is not subject to any prohibition or restriction that (i) prevents or restricts it from disclosing or transferring the Personal Data to the other Party, as required under this Agreement; or (ii) prevents or restricts either Party from Processing the Personal Data as envisaged under this Agreement. If either Party becomes aware of any circumstances that it believes, acting reasonably, may give rise to such a prohibition or restriction, it shall promptly notify the other Party of the same and take all reasonable steps, to ensure that it does not impact its performance of its obligations under this Section 11.9.1;

(e)ensure that all fair Processing or required notices or informed consent have been obtained and are maintained and are sufficient in scope, and that each Party has an appropriate legal basis under Data Security and Privacy Laws, sufficient in scope to enable the other Party to Process the Personal Data as required in order to comply with its obligation under this Agreement to obtain the benefit of its rights and to fulfil its obligations under this Agreement (including the transfer of all applicable Personal Data), in each case, in accordance with the Data Security and Privacy Laws;

(f)implement and maintain reasonable administrative, technical, and physical safeguards designed to (i) maintain the security and confidentiality of the Personal Data; (ii) protect against reasonably anticipated threats or hazards to the security or integrity of the Personal Data; and (iii) protect against unauthorized access to or use of Personal Data;

(g)notify the other Party promptly, and in any event within [****] of receipt of (i) any correspondence from a data protection regulator in relation to the Processing of Personal Data related to this Agreement, or (ii) a request or notice from a data subject exercising his rights under the Data Security and Privacy Laws, including to access, rectify or delete his Personal Data in relation to the Personal Data Processed under this Agreement; and

(h)refrain from taking actions related to the Processing of the Personal Data that would be reasonably likely to damage or impair the other Party’s reputation.

11.9.2Data Agreements.  At the reasonable request of either Party, the Parties shall cooperate to enter into any necessary joint controller agreements or controller-processor agreements with respect to such Personal Data as necessary to comply with Applicable Law, including the cross-border transfer of Personal Data requirements set forth in the Data Security and Privacy Laws.

11.9.3Security Breach Notification.  Each Party shall notify the other Party by email to [****] or [****], as applicable, immediately, and in any event no later than [****], upon learning of any actual or suspected misappropriation or unauthorized access to, or disclosure or use of the Personal Data collected, Processed, hosted, or transmitted by a Party related to the performance of this Agreement, including the conduct of the Development Plan (a “Data Breach”).  Each Party shall promptly investigate each Data Breach that it becomes aware of or has reason to suspect may have occurred and, in the case of an actual Data Breach, shall, at the other Party’s request, provide reasonable levels of access and information to the other Party in connection with any independent investigation that such Party may desire to conduct with respect to such Data Breach. Each Party shall cooperate with the other Party in identifying any reasonable steps that should be implemented to limit, stop or otherwise remedy any actual or suspected Data Breach.  Such Party shall perform all remediation efforts required by Data Security and Privacy Laws, and shall be responsible for all liabilities, costs, and expenses associated with the Data Breach.  Neither Party shall make any statements or notifications about the Data Breach to any affected individual, a Regulatory Authority, the public, or any Third Party without the other Party’s prior written approval.

ARTICLE 12
INDEMNITY

12.1Indemnification of REGENX.  PARTNER shall indemnify REGENX, its Affiliates, and its and their respective directors, officers, employees and agents (collectively, “REGENX Indemnitees”) and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) to which any REGENX Indemnitee becomes subject as a result of any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: [****], except, [****], for those Losses for which REGENX has an obligation to indemnify PARTNER pursuant to Section 12.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

12.2Indemnification of PARTNER.  REGENX shall indemnify PARTNER, its Affiliates, and its and their respective directors, officers, employees and agents (collectively, “PARTNER Indemnitees”) and defend and save each of them harmless, from and against any and all Losses to which any PARTNER Indemnitee becomes subject as a result of any and all Third Party Claims arising from or occurring as a result of: [****], except, [****], for those Losses for which PARTNER has an obligation to indemnify REGENX pursuant to Section 12.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

12.3Certain Losses.  [****].  If either Party learns of any Third Party Claim with respect to Losses covered by this Section 12.3, such Party shall provide the other Party with prompt written notice thereof.  The Parties shall confer with respect to how to respond to such Third Party Claim and how to handle such Third Party Claim in an efficient manner.  In the absence of such an agreement, each Party shall have the right to take such action as it deems appropriate.

12.4Indemnification Procedures.

12.4.1Notice of Claim. All indemnification claims in respect of a REGENX Indemnitee or PARTNER Indemnitee shall be made solely by REGENX or PARTNER, respectively (the “Indemnified Party”).  The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this ARTICLE 12, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).  The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

12.4.2Control of Defense.  The indemnifying Party shall have the right to assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [****] after the indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.  Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  In the event that the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.  Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 12.4.3, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party.  In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all reasonable and verifiable costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in accordance with this ARTICLE 12 in its defense of the Third Party Claim.

12.4.3Right to Participate in Defense.  Any Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (a) the employment thereof has been specifically authorized in writing by the indemnifying Party (in which case, the defense shall be controlled as provided in Section 12.4.2), (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.4.2 (in which case the Indemnified Party shall control the defense) or (c) the interests of the indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles (in which case, the Indemnified Party shall control its defense).

12.4.4Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable indemnitee(s) becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the applicable indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 12.4.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

12.4.5Cooperation.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its, its Affiliates’ and its and their (sub)licensees’ or their respective directors’, officers’, employees’ and agents’, as applicable, reasonable and verifiable out-of-pocket expenses in connection therewith.

12.4.6Expenses.  Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party and its Affiliates and its and their (sub)licensees and their respective directors, officers, employees and agents, as applicable, in connection with any claim shall be reimbursed on a [****] basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

12.5Special, Indirect and Other Losses.  EXCEPT (a) IN THE EVENT THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 10 OR ARTICLE 6, (b) AS PROVIDED UNDER SECTION 14.10, OR (c) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 12, (x) NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, AND (y) NEITHER THE GSK LICENSOR OR THE PENN LICENSOR SHALL BE LIABLE TO PARTNER, PARTNER’S SUCCESSORS OR ASSIGNS, ANY SUBLICENSEES, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM ARISING FROM USE OF THE REGENX TECHNOLOGY OR PENN PATENTS, LICENSED PRODUCTS, AND ANY OR ALL RIGHTS LICENSED UNDER THIS AGREEMENT OR THE PENN SUBLICENSE AGREEMENT FOR THE DEVELOPMENT, TESTING, MANUFACTURE, USE, SALE, COMMERCIALIZATION OR OTHER EXPLOITATION OF LICENSED PRODUCTS.

12.6Insurance.  Each Party shall obtain and carry in full force and effect the minimum insurance requirements set forth herein from an insurance company properly licensed to provide the required insurance.  Such insurance (a) shall be primary insurance with respect to each Party’s own participation under this Agreement, (b) shall be issued by a recognized insurer rated by A.M. Bests [****] (or its equivalent) or better and (c) shall list PARTNER as an additional insured under the General Liability policy.  The types of insurance and minimum limits are set forth below:

(a)Required Coverages.  Each Party shall at all times maintain in force any insurance policy that is required by any Applicable Law and at all times remain fully compliant with any such Applicable Law.

(b)Clinical Trials Insurance.  Effective at least [****] prior to the launch of any Clinical Trial, each Party shall maintain in force Clinical Trial insurance, with a minimum limit of [****] in the aggregate to be maintained in force throughout the life of any such Clinical Trials, such insurance to be effected, maintained and documented to the other Party in compliance with this Agreement and in compliance with any and all local requirements in any territory in which such trials are conducted.

(c)Product Liability Insurance.  Effective at least [****] prior to First Commercial Sale of Licensed Product, each Party shall maintain in force product liability insurance with a minimum limit of [****] in the aggregate.

Certificates of insurance evidencing compliance with the above requirements in this Section 12.6 shall be provided upon request.  The insurance policies shall be under an occurrence form, but if only a claims-made form is available, then the Parties shall continue to maintain such insurance after the expiration or termination of this Agreement for a period of [****] following termination or expiration of this Agreement in its entirety.  Notwithstanding the above, PARTNER shall have the right to self-insure any of the insurance requirements under this Agreement.

ARTICLE 13
TERM AND TERMINATION

13.1Term and Expiration.  Subject to ARTICLE 2, this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect on a country-by-country basis until (a) in the case of the United States, the later of (i) the one hundred twentieth (120th) day following the completion of any Calendar Quarter in which (A) neither Party nor any of its Affiliates or its or their sublicensees has conducted any Exploitation of a Licensed Compound or Licensed Product in the Licensed Field in the United States, (B) neither Party nor any of its Affiliates or its or their sublicensees incurred any Reimbursable Development Expenses or Allowable US Expenses in connection with the Development, Commercialization or Exploitation of Licensed Compounds or Licensed Products in the Licensed Field in the United States and (C) there is no Development Plan or Commercialization Plan in effect, provided that clauses (A) and (C) both remain true on such one hundred twentieth (120th) day, and (ii) the date on which there is no Royalty-Bearing Patent with respect to any Licensed Product in the United States; and (b) in the case of any country in the Royalty Territory, the date the Royalty Term for a Licensed Product for use in the Licensed Field has expired in such country (the “Term”).

13.2Termination.

13.2.1Termination for Patent Challenge.  In the event that PARTNER or any of its Affiliates voluntarily commences any Challenge of [****], REGENX shall have the right to immediately terminate this Agreement [****] upon written notice to

PARTNER.  For the purposes of this Section 13.2.1, “Challenge” shall mean, with respect to a Patent, a challenge to the validity or enforceability of such Patent; provided that Challenge shall not include arguments, or any other statements or allegations, made by or on behalf of PARTNER or its Affiliate that: (a) distinguish the inventions claimed in Patents owned or controlled by PARTNER or its Affiliate from those claimed in such Patent (as applicable) (i) in the ordinary course of ex parte prosecution of such patents or patent applications owned or controlled by PARTNER or its Affiliate, including any reissue or reexamination patents or patent applications, or (ii) in inter partes, post grant review proceedings, oppositions, nullity proceedings, reissue proceedings, reexamination proceedings, and other similar proceedings before the U.S. Patent & Trademark Office or other agency or tribunal in any jurisdiction, or in any arbitration or litigation, wherein such patents or patent applications owned or controlled by PARTNER or its Affiliate have been challenged by Penn, REGENX or REGENX’s Affiliates; (b) are made in connection with a response to a claim or allegation that PARTNER or its Affiliate or any of their respective direct or indirect customers infringes or may infringe any Patents controlled or enforceable by Penn, REGENX, its Affiliates, or any of their respective successors or assigns or (c) relate to the inventorship of inventions claimed in a patent or patent application or as to whether a patent or patent application should or does claim priority to another patent.

13.2.2Material Breach.

(a)Breach Notice.  If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in Material Breach, then in addition to any other right and remedy the Non-Breaching Party may have, the Non-Breaching Party may deliver notice of such Material Breach to the Breaching Party that specifies the breach and its claim of right to terminate (the “Termination Notice”).  With regard to any Material Breach by PARTNER that constitutes a material breach under the GSK Agreement, PARTNER shall have [****] (the “GSK Notice Period”) following the receipt of such Termination Notice to cure such Material Breach.  With regard to any Material Breach by PARTNER that constitutes a material breach under the Penn Agreement, PARTNER shall have [****] (the “Penn Notice Period”) following the receipt of such Termination Notice to cure such Material Breach.  With regard to any other Material Breach by either Party, the Breaching Party shall have [****] (the “Notice Period”) following the receipt of such Termination Notice to cure such Material Breach, provided that for all Material Breaches other than a payment breach, if such breach cannot be reasonably cured during such [****] period but is capable of cure within [****], then the Breaching Party may submit to the Non-Breaching Party a reasonable cure plan to remedy such Material Breach that is reasonably acceptable to the Non-Breaching Party, and upon such submission, the applicable cure period will automatically be extended for so long as the Breaching Party continues to use commercially reasonable efforts to cure such Material Breach in accordance with such cure plan, but for no more than [****] from receipt of such Termination Notice (subject to the dispute resolution procedures set forth in Section 13.2.2(b) below).  [****].  If the Breaching Party is REGENX and REGENX fails to cure such Material Breach within the applicable cure period set forth above, then, as applicable and subject to Section 13.2.2(b) below, PARTNER may terminate this Agreement and the Penn Sublicense Agreement in their entirety effective on written notice thereof to REGENX.  [****].

(b)Disputes Regarding Material Breach.  In each case other than with regard to a sublicense granted by REGENX to PARTNER under the Penn Agreement or the GSK Agreement, the Breaching Party may dispute occurrence of such Material Breach, and in such case the Breaching Party shall give written notice of such dispute no later than [****] after its receipt of the Termination Notice and the issue of whether the Non-Breaching Party may properly terminate this Agreement on expiration of the applicable cure period will be resolved in accordance with Section 14.5. If as a result of such dispute resolution process, it is determined that the Breaching Party committed a Material Breach and the Breaching Party does not cure such Material Breach within (i) [****] in the case of a failure to make a payment set forth in this Agreement or (ii) [****] in the case of any other Material Breach, as applicable, after the date of such determination, (the “Additional Cure Period”), then such termination will be effective as of the expiration of the Additional Cure Period.  Except for [****], this Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and the cure periods set forth in this Section 13.2.2, and any Additional Cure Period, in each case, will be tolled during any such dispute resolution proceeding, such proceeding will not suspend any obligations of either Party hereunder, and each Party will use reasonable efforts to mitigate any damage.  If as a result of such dispute resolution proceeding it is determined that the Breaching Party did not commit such Material Breach (or such Material Breach was cured in accordance with this Section 13.2.2), then no termination will be effective, and this Agreement will continue in full force and effect. With regard to any sublicense granted by REGENX to PARTNER under the Penn Agreement or the GSK Agreement, [****].  The issue of whether the Non-Breaching Party may properly terminate this Agreement on expiration of the applicable cure period will be resolved in accordance with Section 14.5, [****].

(c)Invocation of Termination for Material Breach.  Notwithstanding the foregoing, the Parties agree that termination pursuant to this Section 13.2.2 is a remedy to be invoked only if the breach cannot be adequately remedied through a combination of specific performance and the payment of money damages.

(d)Limitation on Diligence Breach Termination.  Notwithstanding anything to the contrary in this Agreement, in the event a breach by PARTNER of its diligence obligations in [****] the US [****] under Section 3.1.1 or Section 4.3 is determined to constitute a Material Breach and such Material Breach remains uncured in the applicable time period set forth in this Section 13.2.2, REGENX shall be entitled to terminate this Agreement and the Penn Sublicense Agreement solely with respect to the applicable country or countries [****], and this Agreement and the Penn Sublicense Agreement will remain in full force and effect with respect to all other countries in the Territory.

13.2.3Termination for Convenience.  PARTNER may terminate this Agreement in its entirety at any time after the Effective Date upon [****] prior written notice to REGENX thereof.

13.2.4Termination for Safety Reasons.  PARTNER may terminate this Agreement in its entirety effective immediately upon written notice to REGENX in the event that PARTNER in good faith believes that it is not advisable for PARTNER to continue to Develop or Commercialize the Licensed Products as a result of a Safety Issue; provided that prior to delivery of such written notice, the Senior Officers shall meet and discuss the alleged Safety Issue in good faith for not less than [****].

13.2.5Termination for Insolvency.  In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [****] after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [****] of the filing thereof or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement and the Penn Sublicense Agreement in their entireties effective immediately upon written notice to such Party.

13.2.6[****]

13.3Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by PARTNER or REGENX are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

13.4Consequences of Termination.

13.4.1General.  In the event of a termination of this Agreement pursuant to Section 13.2 (but, for clarity, not a termination of rights sublicensed under the GSK Agreement as described in Section 13.2.6) and subject to the proviso at the end of this Section 13.4.1:

(a)subject to clause (c) below, all of the applicable rights and licenses granted by REGENX to PARTNER hereunder and under the Penn Sublicense Agreement shall immediately terminate; provided that PARTNER and its Affiliates shall have the right to continue to sell their existing inventories of Licensed Product for use in the Licensed Field for a period of not more than [****] after the effective date of the termination of this Agreement or the Penn Sublicense Agreement; provided, further, that, at the end of such [****] period, any remaining inventories of Licensed Product may be purchased by REGENX at a price equal to PARTNER’s Cost of Goods for such Licensed Products;

(b)the terms of Section 10.6 shall apply;

(c)upon the request of any Sublicensee, REGENX will enter into a direct license from REGENX to such Sublicensee on the same terms as this Agreement and, as applicable, the Penn Sublicense Agreement, taking into account any difference in license scope, territory, and duration of sublicense grant (each a “New License Agreement”), provided that such Sublicensee is not at the time of such termination in breach of its sublicense agreement.  Under any such New License Agreement between REGENX and such former Sublicensee, such Sublicensee will be required to pay to REGENX the same amounts in consideration for such direct grant as REGENX would have received from PARTNER pursuant to this Agreement and, as applicable, the Penn Sublicense Agreement on account of such Sublicensee’s Exploitation of Licensed Products had this Agreement and the Penn Sublicense Agreement not been terminated.  Under such New License Agreement, REGENX will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those rights and obligations contained in this Agreement and the Penn Sublicense Agreement and all applicable rights of REGENX set forth in this Agreement and the Penn Sublicense Agreement shall be included in such New License Agreement.  Notwithstanding the foregoing, REGENX will not be obligated to enter into a New License Agreement with a Sublicensee unless such Sublicensee notifies REGENX within [****] after the termination of this Agreement and the Penn Sublicense Agreement that it wishes to enter into a New License Agreement.  All sublicenses granted by PARTNER to its Sublicensees not requested to be converted into a New License Agreement within such [****] period shall terminate; and

(d)for the avoidance of doubt, all licenses granted by PARTNER to REGENX under this Agreement with regard to the Licensed Back Improvements shall survive any termination of this Agreement; and

(e)PARTNER shall pay all monies then owed to REGENX under this Agreement within [****] of the date of such termination;

provided that, if termination of this Agreement and the Penn Sublicense Agreement is solely with respect to a country or countries as described in Section 13.2.2(d), then (x) the provisions of this Section 13.4.1 shall only apply with respect to such country or countries; provided, further, that, in all other cases, the provisions of this Section 13.4.1 shall apply with respect to all Terminated Products and all countries and (y) all licenses and other rights granted by REGENX to PARTNER under this Agreement and the Penn Sublicense Agreement shall (i) automatically be deemed to be amended to exclude the right to market, promote, detail, distribute, import, sell, offer for sale, or seek any Regulatory Approval for, such Terminated Product in such terminated country or countries, and (ii) otherwise survive and continue in effect in such terminated country or countries solely for purposes of supporting the Exploitation of the Licensed Compound and Licensed Product in the Licensed Field in the rest of the Territory.

13.4.2Termination by PARTNER for Convenience or by REGENX Due to PARTNER’s Patent Challenge, Material Breach or Insolvency.  Subject to the rights granted to a Sublicensee who is a party to a New License Agreement and the proviso at the end of this Section 13.4.2, in the event of a termination of this Agreement and the Penn Sublicense Agreement by REGENX pursuant to Section 13.2.1, Section 13.2.2 or Section 13.2.5,

or by PARTNER pursuant to Section 13.2.3:

(a)[****];

(b)On a country-by-country and Terminated Product-by-Terminated Product basis, REGENX will pay to PARTNER a royalty on Net Sales of Terminated Products in the Territory of [****].  For the purposes of this Section 13.4.2, the definitions of “Net Sales” and the terms set forth in Section 8.3 and Sections 8.5 through 8.13 shall apply mutatis mutandis to the calculation, payment, recording and auditing of REGENX’s obligations to make payments under this Section 13.4.2 as they apply to PARTNER under such Sections and, solely for such purpose, each reference in each such Section (and any related definitions) to (i) PARTNER will be deemed a reference to REGENX and (ii) REGENX will be deemed to be a reference to PARTNER. The obligation of REGENX to make any royalty payments with respect to any Terminated Product under this Section 13.4.2 shall terminate on a Terminated Product-by-Terminated Product and country-by-country basis, upon the expiration of the last-to-expire Valid Claim within the [****] that claims (i) the composition of matter of such Terminated Product in such country or (ii) methods of use for the treatment of all Indications for which such Terminated Product has received Regulatory Approval in such country with respect to the specific mode of administration (e.g., subretinal or suprachoroidal) of such Terminated Product;

(c)to the extent not already provided to REGENX under this Agreement, PARTNER shall use reasonable efforts to transfer to REGENX copies of any Information to the extent relating to a Terminated Product (including Product Information relating to such Licensed Product which became a Terminated Product) or included within the [****] and shall use reasonable efforts to provide to REGENX access and rights to Exploit any preclinical and clinical data, safety data and all other supporting data, including pharmacology and biology data, and Product Information, customer lists and customer contact information, in PARTNER’s or its Affiliates’ Control to the extent necessary for REGENX to continue the Development or Commercialization, as applicable, of Terminated Products for use in the Licensed Field;

(d)PARTNER shall and hereby does, and shall cause its Affiliates to, when and as requested by REGENX, assign to REGENX or is designee all of its right, title and interest in and to (i) each Product Trademark and the goodwill associated therewith and (ii) all Regulatory Documentation (including any Regulatory Approvals, filings and dossiers) solely and specifically related to any Terminated Product then Controlled by PARTNER or any of its Affiliates; provided that if any such Regulatory Documentation or Regulatory Approval is not immediately transferable in a country, PARTNER shall (A) grant REGENX or its designee a right of reference or use to any such Regulatory Documentation or Regulatory Approvals and use reasonable efforts to provide REGENX or its designee with all other benefits of such Regulatory Documentation or Regulatory Approval, as applicable, and (B) provide REGENX or its designee with such assistance and cooperation as necessary or reasonably requested by REGENX to timely transfer such Regulatory Documentation or Regulatory Approval, as applicable, to REGENX or its designee (including sign, and cause its Affiliates to sign, any instruments reasonably requested by REGENX in order to effect the above) or, at REGENX’s option, to enable REGENX to obtain a substitute for such Regulatory Documentation or Regulatory Approval, as applicable, without disruption to REGENX’s Exploitation of a Terminated Product, including, if requested by REGENX at its sole discretion, by appointing REGENX or its designee as the exclusive distributor of a Terminated Product in the Territory and grant REGENX the right to appoint sub-distributors, until such time as all Regulatory Approvals in the Territory with respect to a Terminated Product have been transferred to REGENX or its designee thereto, but not to exceed [****] after the effective date of termination;

(e)unless expressly prohibited by any Regulatory Authority, at REGENX’s written request, PARTNER shall and hereby does, and shall cause its Affiliates to, (i) transfer control to REGENX of any or all Clinical Trials for a Terminated Product being conducted by or on behalf of PARTNER or its Affiliates as of the effective date of termination or (ii) if such transfer is expressly prohibited by the applicable Regulatory Authority, [****], following the effective date of termination; provided that REGENX shall not have any obligation to continue any Clinical Trial unless required by Applicable Law;

(f)at REGENX’s written request, PARTNER shall, and shall cause its Affiliates and require its and their Sublicensees to, assign to REGENX all Terminated Product Agreements, unless, with respect to any such Terminated Product Agreement, such Terminated Product Agreement expressly prohibits such assignment, in which case PARTNER (or such Affiliate, as applicable) shall cooperate with REGENX in all reasonable respects to secure the consent of the applicable Third Party to such assignment; and

(g)at REGENX’s written request, if REGENX is not supplying Commercial Supply as of the date of such termination and the applicable Terminated Product Agreement(s) related to the supply of Terminated Product have not been assigned to REGENX under Section 13.4.2(f), PARTNER shall use reasonable efforts to supply to REGENX any unsold or unused inventory [****] at PARTNER’s actual, fully-burdened cost (excluding costs for general overhead, communications, operating supplies or other equipment) to Manufacture a Terminated Product until the earlier of [****];

(h)provided that, if termination of this Agreement and the Penn Sublicense Agreement is solely with respect to a country or countries as described in Section 13.2.2(d), then the provisions of this Section 13.4.2 shall only apply with respect to the Terminated Products in such country or countries; provided, further that, in all other cases of a termination of this Agreement and the Penn Sublicense Agreement by REGENX pursuant to Section 13.2.1, Section 13.2.2 or Section 13.2.5, or by PARTNER pursuant to Section 13.2.3, the provisions of this Section 13.4.2 shall apply with respect to all Terminated Products and all countries.

13.5Remedies.  Except as otherwise expressly provided herein, termination of this Agreement and the Penn Sublicense Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

13.6Alternative Remedy in Lieu of Termination.  If PARTNER has the right to terminate this Agreement pursuant to Section 13.2.2 or Section 13.2.5, then in lieu of terminating this Agreement PARTNER may, in its sole discretion, exercise an alternative remedy as follows:

13.6.1PARTNER may retain all of its licenses and other rights granted under this Agreement and the Penn Sublicense Agreement, subject to all of its payment and other obligations, and, except that (a) [****] effective from and after the delivery of the applicable notice of breach, and (b) PARTNER’s obligations under Section 3.1 and Section 4.3 will terminate, [****];

13.6.2PARTNER will have the right to conduct any activities allocated to REGENX under the Development Plan or the Commercialization Plan, and all activities under such plan will be deemed to be allocated to PARTNER for the purposes of this Agreement;

13.6.3PARTNER will have the right to assume all obligations allocated to REGENX under this Agreement, the Clinical Supply Agreement or the Commercial Supply Agreement with respect to the Manufacture and supply of Clinical Supply or Commercial Supply;

13.6.4Upon PARTNER’s written request, REGENX shall, at its expense, (a) transfer to PARTNER or any such designee all REGENX Know-How that is necessary or reasonably useful to conduct the activities set forth in Section 13.6.2 or 13.6.3 above so as to enable PARTNER to conduct such activities, and (b) provide such support as may be necessary or reasonably useful to PARTNER or any of its Affiliates or subcontractors to conduct the activities set forth in Section 13.6.2 or 13.6.3;

13.6.5[****]; and

13.6.6any Confidential Information of PARTNER provided to REGENX pursuant to this Agreement will be promptly returned to PARTNER or destroyed.

For the avoidance of doubt, except as set forth in this Section 13.6, if PARTNER exercises the alternative remedy set forth above in this Section 13.6, then all rights and obligations of both Parties under this Agreement and the Penn Sublicense Agreement will continue unaffected, unless and until this Agreement and the Penn Sublicense Agreement are subsequently terminated by either Party pursuant to this ARTICLE 13.

13.7Assumption of Development and Manufacturing Activities Following Termination of Third Party License Agreements.  Without limiting any other remedy of PARTNER under this Agreement (including Section 13.6) or Applicable Law, if any Third Party Licensor terminates its respective Third Party License Agreement with REGENX, and such termination is through no fault of PARTNER or any of its Affiliates or Sublicensees (including any termination for any failure by REGENX to pay any amounts due thereunder), then in addition to any other remedies available to PARTNER at law or in equity, PARTNER may, by written notice to REGENX, elect to continue this Agreement and the Penn Sublicense Agreement as modified by Section 13.6, in which case, effective as of the date PARTNER delivers such notice of such election to PARTNER:

13.7.1PARTNER will have the right to conduct any activities allocated to REGENX under the Development Plan or the Commercialization Plan, and all activities under such plan will be deemed to be allocated to PARTNER for the purposes of this Agreement with PARTNER having final decision-making authority at the Joint Committees for such activities but with the cost sharing allocation for such activities remaining the same as prior to PARTNER’s assumption of such activities;

13.7.2PARTNER will have the right to assume all obligations allocated to REGENX under this Agreement, the Clinical Supply Agreement or the Commercial Supply Agreement with respect to the Manufacture and supply of Clinical Supply or Commercial Supply;

13.7.3Upon PARTNER’s written request, REGENX shall, at its own expense (a) transfer to PARTNER or any such designee all REGENX Know-How that is necessary or reasonably useful to conduct the activities set forth in Section 13.7.1 or 13.7.2 above so as to enable PARTNER to conduct such activities, and (b) provide such support as may be necessary or reasonably useful to PARTNER or any of its Affiliates or subcontractors to conduct the activities set forth in Section 13.7.1 or 13.7.2; and

13.7.4[****].

13.8Accrued Rights; Surviving Obligations.  Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  Without limitation of the foregoing, Sections 3.4.1 (with respect to, and for the duration, that Development Records are required to be maintained following the effective date of termination or expiration of this Agreement), 3.7 (with respect to Licensed Product under this Agreement), 4.4.1 (with respect to, and for the duration, that Commercialization records are required to be maintained following the effective date of termination or expiration of this Agreement), 8.2-8.7 (only to the extent related to an obligation arising (or activities conducted) prior to the effective date of termination or expiration of this Agreement), 8.9, 8.10, 8.11 (for the specified duration set forth therein), 8.12 (for the specified duration set forth therein), 8.13, 9.5.2, 9.7 (with respect to PARTNER’s obligations, solely to the extent that the [****] expressly extend beyond the effective date of termination or expiration), 9.8, 10.1 (for the specified duration set forth therein), 10.2, 10.6, 11.5 (except for Section 11.5.5 and solely in the event of an expiration of this Agreement to the extent any relevant licenses under REGENX Know-How continue to be granted to PARTNER), 13.3-13.7 and this Section 13.8, ARTICLE 12 and ARTICLE 14, and Schedule 1 (only to the extent such defined terms are used in the surviving provisions) of this Agreement shall survive the termination or expiration of this Agreement for any reason.

ARTICLE 14
MISCELLANEOUS

14.1Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement).  [****].  The non-performing Party shall notify the other Party of such force majeure within [****] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

14.2Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other Governmental Authority in accordance with Applicable Law.

14.3Assignment.  Neither Party may assign its rights or, except as provided in Section 3.5, Section 4.6, [****], delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that each Party shall have the right, without such consent, (a) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates, and (b) assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates; provided that such Party shall provide written notice to the other Party within [****] after such assignment or delegation.  Any permitted successor of a Party or any permitted assignee of all of a Party’s rights, in each case except for an Affiliate, under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the Assigning Party, whereupon the Assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement.  All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party.  Any attempted assignment or delegation in violation of this Section 14.3 shall be void and of no effect.

14.4Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.  To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

14.5Dispute Resolution.

14.5.1General.  Except as provided in Section 8.13 or Section 14.10, if a dispute arises in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then such Dispute shall be resolved pursuant to this Section 14.5.  Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue.  Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties.  If the Senior Officers are not able to agree on the resolution of any such issue within [****] (or such other period of time as mutually agreed by the Senior Officers) after such issue was first referred to them, then, subject to Section 14.5.5, either Party may, by written notice to the other Party, elect to initiate an alternative dispute resolution (“ADR”) proceeding pursuant to the procedures set forth in Section 14.5.2 for purposes of having the matter settled.

14.5.2ADR.  Any ADR proceeding under this Agreement shall take place pursuant to the procedures set forth in Schedule 14.5.2.

14.5.3Adverse Ruling.  Any determination pursuant to this Section 14.5 that a Party is in Material Breach shall specify a (nonexclusive) set of actions to be taken to cure such Material Breach, if feasible.

14.5.4Interim Relief and Tolling.  Notwithstanding anything herein to the contrary, nothing in this Section 14.5 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute following the ADR procedures set forth in Section 14.5.2, if necessary to protect the interests of such Party.  This Section shall be specifically enforceable.

14.5.5Intellectual Property Disputes. In the event that a Dispute arises with respect to the validity, patentability, or enforceability of any Patent, and such Dispute cannot be resolved in accordance with Section 14.5.1, unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to an ADR proceeding in accordance with Section 14.5.2 and instead, either Party may initiate litigation or proceeding in a court or governmental agency of competent jurisdiction, notwithstanding Section 14.6, in any country or other jurisdiction in which such rights apply.

14.6Governing Law, Jurisdiction and Service.

14.6.1Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

14.6.2Jurisdiction.  Subject to Section 14.5 and Section 14.10, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.  The Parties irrevocably and unconditionally waive their right to a jury trial.

14.6.3Venue.  The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

14.6.4Service.  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 14.7.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

14.7Notices.

14.7.1Notice Requirements.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 14.7.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 14.7.1.  Such notice shall be deemed to have been given as of the date delivered by hand or on the [****] (at the place of delivery) after deposit with an internationally recognized overnight delivery service.  This Section 14.7.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

14.7.2Address for Notice.

If to PARTNER, to:

AbbVie Global Enterprises Ltd.

4th floor, Washington House

16 Church Street

Hamilton HM 11

Bermuda

with a copy (which shall not constitute notice) to:

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

United States

Attention: General Counsel

Ropes & Gray LLP

800 Boylston Street, Prudential Tower

Boston, MA 02199

United States

Attention: Amanda F. Austin

If to REGENX, to:

REGENXBIO Inc.

9804 Medical Center Drive

Rockville, MD 20850

United States

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

REGENXBIO Inc.

9804 Medical Center Drive

Rockville, MD 20850

United States

Attention: Chief Legal Officer

14.8Entire Agreement; Amendments.  This Agreement, together with the Penn Sublicense Agreement and the Schedules attached hereto and thereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement, the Penn Sublicense Agreement and the Schedules attached hereto and thereto.  No amendment, modification, release or discharge shall be binding on the Parties unless in writing and duly executed by authorized representatives of both Parties. All Schedules to this Agreement are expressly and hereby incorporated by reference into this Agreement and all references to the “Agreement” (whether in the body of the Agreement or the Schedules hereto), shall refer to the body of this Agreement and all Schedules hereto collectively.

14.9English Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.10Equitable Relief.  Each Party acknowledges and agrees that the restrictions set forth in ARTICLE 6 and ARTICLE 10 of this Agreement are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law.  Nothing in this Section 14.10 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

14.11Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

14.12No Benefit to Third Parties.  Except as provided in ARTICLE 12, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

14.13Further Assurances.  Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be reasonably necessary to carry out the intent and purposes of this Agreement.

14.14Relationship of the Parties.  It is expressly agreed that REGENX, on the one hand and PARTNER, on the other hand, are not Affiliates, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency, including for all tax purposes.  Neither REGENX, on the one hand, nor PARTNER, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other, without the prior written consent of the other Party to do so.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

14.15References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

14.16Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including,” “include,” or “includes” as used herein shall mean including, without limitation of the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

14.17Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

ABBVIE GLOBAL ENTERPRISES LTD.	REGENXBIO INC.
By: /s/ Jonathan C. Clipper Name: Jonathan C. Clipper Title: Director	By: /s/ Kenneth Mills Name: Kenneth Mills Title: President & CEO

[Signature Page to Collaboration and License Agreement]

Schedule 1
Definitions

1.1.“AAV8” means (a) the recombinant adeno-associated virus serotype 8 vector with the specified sequence set forth in GenBank [****] and (b) any recombinant adeno-associated virus derivatives of such serotype 8 vector that are Covered by the claims of the REGENX Patents or Penn Patents.

1.2.“Accounting Standards” means, with respect to a Party, that such Party shall maintain records and books of accounts in accordance with United States Generally Accepted Accounting Principles.

1.3. “Additional Cure Period” shall have the meaning set forth in Section 13.2.2.

1.4.“Additional Indication” means a disease in humans treated by in vivo gene therapy using any Licensed Compound or Licensed Product in the field of ophthalmology via administration to the eye, excluding DR and nAMD.

1.5.“ADR” shall have the meaning set forth in Section 14.5.1.

1.6.“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such first Person for so long as such other Person controls, is controlled by or is under common control with such first Person.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.7.“Agreement” has the meaning set forth in the preamble hereto.

1.8.“Alliance Manager” has the meaning set forth in Section 7.4.5.

1.9.“Allowable Development Expenses” means, with respect to a Party, the following expenses determined in accordance with the Accounting Standards that are incurred by such Party and are directly attributable or reasonably allocable to the Development of a Licensed Product for use in the Licensed Field in accordance with the Development Plan.  Except in the case of Development costs incurred in accordance with clause (g) below, Development costs shall be limited to Development activities that are specifically identified or otherwise referenced in the Development Plan; provided that such costs shall be included in Allowable Development Expenses only to the extent less than or equal to the amounts set forth in the applicable Development Plan and related Budget for such Development activities.  Subject to the foregoing, Allowable

Development Expenses shall include such costs in connection with the following activities, as applicable:

[****].  The components of Allowable Development Expenses shall be calculated in accordance with the applicable definition thereof and the applicable terms of this Agreement.  [****].  If any cost or expense is directly attributable and reasonably allocable to more than one (1) category under “Allowable Development Expenses” such cost or expense shall only be counted as an Allowable Development Expense with respect to one (1) such category.

1.10.“Allowable Overruns” means, with respect to any Allowable Development Expenses, any amounts incurred by or on behalf of a Party in the performance of activities allocated to such Party under the Development Plan in a given [****] that (a) are not attributable to any breach of this Agreement, and (b) are in excess of the aggregate amount budgeted in the Development Plan for such Party in such [****] (i) by an amount not to exceed [****] or (ii) that are otherwise approved [****] (in the case of Allowable Development Expenses).

1.11.“Allowable US Expenses” means, with respect to a Party and a particular period of time during the Term, the following expenses (x) that are incurred by such Party during such period and are directly attributable and reasonably allocable to the Commercialization of a Licensed Product for use in the Licensed Field in the United States and (y) with respect to clauses (a) through (h), solely to the extent provided for in and consistent with the applicable Commercialization Plan and the related Budget:

[****].  The components of Allowable US Expenses shall be calculated in accordance with the applicable definition thereof and the applicable terms of this Agreement.  [****].  If any cost or expense is directly attributable and reasonably allocable to more than one (1) category under “Allowable US Expenses” such cost or expense shall only be counted as an Allowable US Expense with respect to one (1) such category.

1.12.“Amount” has the meaning set forth in Section 8.9.1.

1.13.“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.14.“Applicable Law” means applicable laws, rules, regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, and generally acceptable industry codes, including the PhRMA Code, that may be in effect from time to time, including the FFDCA and the Anti-Corruption Laws.

1.15.“Assigning Party” has the meaning set forth in Section 8.9.2.

1.16.“Auditor” has the meaning set forth in Section 8.13.

1.17.“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

1.18.“Biosimilar Application” has the meaning set forth in Section 9.10.9.

1.19.“Biosimilar Product” means, with respect to a Licensed Product for use in a particular Indication in the Licensed Field in a particular country in the Territory, any pharmaceutical product that is claimed to be biosimilar to or interchangeable with such Licensed Product (including a product that is the subject of an application submitted under Section 351(k) of the PHSA in the United States or under Article 10(4) of Directive 2001/83/EC in the European Union or any member state thereof, in each case citing such Licensed Product as the reference product).

1.20.“BLA” means (a) a Biologics License Application submitted to the FDA pursuant to 21 CFR § 601.2 (or an successor regulation thereto) or a New Drug Application filed with the FDA as described in 21 C.F.R. § 314., (b) any equivalent of a United States BLA in other countries or regulatory jurisdictions, as applicable, and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.21.“Board of Directors” has the meaning set forth in the definition of Change of Control.

1.22. “Breaching Party” has the meaning set forth in Section 13.2.2.

1.23.“Budget” means, as the context requires, the total budgeted costs and expenses for (a) Development, (b) Manufacturing or (c) Commercialization, in each case as agreed by the Parties and as attached to, as applicable, the Development Plan or the Commercialization Plan, which Budget (i) shall define the amount of funds to be paid by each Party as well as the allocation and use of such funds and (ii) may be amended from time to time through the JDC (in the case of the Budget for the Development Plan) or JCC (in the case of the Budget for the Commercialization Plan).

1.24.“Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in Chicago, Illinois or New York, New York are permitted or required to be closed.

1.25.“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.

1.26.“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.27.“Change of Control” with respect to a Party, shall be deemed to have occurred if any of the following occurs after the Effective Date:

1.27.1.any “person” or “group” (as such terms are defined below) (a) is or becomes the “beneficial owner” (as defined below, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all shares of capital stock or other equity interests if such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party or (b) has the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors or similar governing body (“Board of Directors”);

1.27.2.such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (a) the members of the Board of Directors of such Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction or (b) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction;

1.27.3.such Party sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Party’s consolidated total assets to which this Agreement relates; or

1.27.4.the holders of capital stock of such Party approve a plan or proposal for the liquidation or dissolution of such Party.

For the purpose of this definition of Change of Control: (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the aforesaid Act; (b) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (c) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.28.[****]

1.29.[****]

1.30.“Clinical Quality Agreement” has the meaning set forth in Section 5.1.2.

1.31.“Clinical Supply” has the meaning set forth in Section 5.1.1.

1.32.“Clinical Supply Agreement” has the meaning set forth in Section 5.1.2.

1.33.“Clinical Trial” means, with respect to a therapeutic, a human clinical trial of such therapeutic intended to determine safety and efficacy in the target patient population, including the trials referred to in 21 C.F.R. §312.21, as amended.

1.34.“CMC Data” means the chemistry, manufacturing and controls data for a Licensed Product required by Applicable Law to be included or referenced in, or that otherwise supports, an IND or application for Regulatory Approval.

1.35.“Collaboration Know-How” means any Information that is (a) not generally known and (b) developed or invented during the Term by or on behalf of a Party or any of its Affiliates, either alone or jointly, in the performance of any activities relating to the Exploitation of any Licensed Compound or Licensed Product under this Agreement.

1.36.“Collaboration Patents” means any Patent that (a) has a priority date after the Effective Date and (b) claims an invention made during the Term by or on behalf of a Party or any of its Affiliates, either alone or jointly, in the performance of any activities relating to the Exploitation of any Licensed Compound or Licensed Product under this Agreement.

1.37.“Combination Product” means a Licensed Product that is comprised of or contains a Licensed Compound as an active ingredient together with one (1) or more other active ingredients and is sold either as a fixed dose/unit or as separate doses/units as one (1) product.

1.38.“Commercial Quality Agreement” has the meaning set forth in Section 5.2.2(a).

1.39.“Commercial Sale” means, with respect to a Licensed Product for use in the Licensed Field, a bona fide sale, use, lease, transfer or other disposition for value of a Licensed Product for use in the Licensed Field by PARTNER, its Affiliates or any Sublicensees to a Third Party.  Sales between or among PARTNER and its Affiliates or any Sublicensees shall not be deemed a “Commercial Sale”, except where such Affiliates or Sublicensees are end users, but “Commercial Sales” shall include the subsequent final sales to Third Parties by such Affiliates or Sublicensees.

1.40.“Commercial Supply” has the meaning set forth in Section 5.2.1(a)

1.41.“Commercial Supply Agreement” has the meaning set forth in Section 5.2.2(a).

1.42.“Commercialization” means any and all activities related to the preparation for sale of, offering for sale of or sale of a product or service, including activities related to marketing, using, selling, offering to sell, final (commercial and secondary) packaging and labeling (both in and outside of the United States), promoting, warehousing, distributing, having imported, importing, exporting, having exported or other commercialization of such product or service, and interacting with Regulatory Authorities or other Governmental Authorities regarding any of the foregoing, but excluding Development and Process Development.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.43.“Commercialization Plan” has the meaning set forth in Section 4.2.2.

1.44.“Commercially Reasonable Efforts” [****].

1.45.“Competing Activities” has the meaning set forth in Section 6.1.

1.46.“Competing Products” has the meaning set forth in Section 6.1.

1.47.“Competition Laws” means any antitrust or competition related Applicable Laws intended to prevent market distortion caused by anti-competitive practices on the part of businesses, including the HSR Act.

1.48.“Confidential Information” has the meaning set forth in Section 10.1.

1.49.“Control” means, subject to Section 9.13, with respect to any item of Information, Regulatory Documentation, material, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in this Agreement and the Penn Sublicense Agreement), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party or Applicable Law.  Notwithstanding any provision set forth in this Agreement to the contrary, a Person will not be deemed to “Control” any Information, Regulatory Documentation, material, Patent or other intellectual property right that is owned or in-licensed by any Third Party that becomes an Affiliate of such Person after the Effective Date as a result of a Change of Control of such Person or any Third Party that obtains an assignment of this Agreement in accordance with Section 14.3 unless (a) prior to the consummation of such Change of Control or assignment, such acquired (or assigning) Person or any of its Affiliates also Controlled such Information, Regulatory Documentation, material, Patent or other intellectual property rights owned or in-licensed by such Third Party, (b) any such Information, Regulatory Documentation, material, Patent or other intellectual property rights owned or in-licensed by such Third Party was generated by employees or consultants of such Third Party in the performance of activities under this Agreement after such Change of Control or assignment or (c) the Information, Regulatory Documentation, material, Patent or other intellectual property rights owned or in-licensed by such Third Party were not used in the performance of activities under this Agreement prior to the consummation of such Change of Control or assignment, but after the consummation of such Change of Control or assignment, such acquired (or assigning) Person or any of its Affiliates uses any such Information, Regulatory Documentation, material, Patent or other intellectual property rights in the performance of activities under this Agreement.

1.50. “Corporate Names” means (a) with respect to REGENX, the Trademarks, names and logos identified on Schedule 1.50(a) and such other Trademarks, names and logos as REGENX may designate in writing from time to time, and (b) with respect to PARTNER, the Trademarks, names and logos identified on Schedule 1.50(b) and such other Trademarks, names and logos as PARTNER may designate in writing from time to time.

1.51.“Cost of Goods” means, with respect to a product:

1.51.1.to the extent such product is Manufactured by a Third Party for a Party, [****]

1.51.2.to the extent such product is Manufactured directly by a Party or any of its Affiliates, [****].

1.52.“Cover” means, with respect to any particular subject matter at issue and any relevant Patent or individual claim in such Patent, as applicable, that the Development, Manufacture, Commercialization, use, sale, offer for sale, importation, or other Exploitation of such subject matter would, but for ownership of or a license under such Patent or such individual claim, infringe such Patent or such individual claim.

1.53.“Data Breach” has the meaning set forth in Section 11.9.3.

1.54.“Data Security and Privacy Laws” means all Applicable Laws relating to the privacy, Processing and security of Personal Data.

1.55. “Delivery System” means any delivery system meant to assist in the administration of a Licensed Compound or Licensed Product in the Licensed Field.

1.56.“Detail” means, with respect to a Licensed Product for use in the Licensed Field in the United States, a direct contact between a sales representative and a physician or other medical professional licensed to prescribe drugs, during which a detail is made to such person, in each case as measured by each Party’s internal recording of such activity in accordance with the Commercialization Plan; provided that such meeting is consistent with and in accordance with the requirements of Applicable Law and this Agreement.  When used as a verb, “Detail” means to engage in a Detail.

1.57.“Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, Clinical Trials, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of INDs and BLAs, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval, excluding Process Development (other than Process Development included by way of reference to Manufacturing in support in Clinical Trials).  When used as a verb, “Develop” means to engage in Development.

1.58.“Development Plan” means, with respect to a Licensed Product for use in the Licensed Field, the written plan for conducting Development activities with respect to a Licensed Product for use in the Licensed Field as further described in Section 3.2.

1.59.“Development Records” has the meaning set forth in Section 3.4.1.

1.60.“Dispute” has the meaning set forth in Section 14.5.1.

1.61.[****].

1.62.“Distribution Costs” means, to the extent not included in a Party’s Cost of Goods for a Licensed Product for use in the Licensed Field for sale or distribution in the United States, or a Permitted Deduction, the FTE Costs (charged in accordance with Section 8.5.4), and the direct Out-of-Pocket Costs recorded as an expense by a Party or any of its Affiliates after the Effective Date, during the Term pursuant to this Agreement (as agreed to by the Parties from time to time) that are directly attributable and reasonably allocable to the following activities for the commercial distribution of a Licensed Product for use in the Licensed Field to a Third Party in the United States: [****].

1.63.“DOJ” means the United States Department of Justice, or any successor United States governmental agency performing similar functions.

1.64.“Dollars” or “$” means United States Dollars.

1.65.“Domain Antibody” [****].

1.66.“DR” means diabetic retinopathy without diabetic macular edema.

1.67.“DR Suprachoroidal Treatment” means the treatment of DR in humans by in vivo gene therapy using any Licensed Compound or Licensed Product delivered suprachoroidally.

1.68.“Effective Date” has the meaning set forth in Section 2.1.

1.69. “EMA” means the European Medicines Agency and any successor agency thereto in the European Union with responsibilities comparable to those of the European Medicines Agency.

1.70.“Enforcing Party” has the meaning set forth in Section 9.10.7.

1.71.“European Union” or “EU” means the economic, scientific and political organization of member states as it may be constituted from time to time and for the purposes of this Agreement shall include the United Kingdom (“UK”).

1.72. “Excess Commercialization Expenses” has the meaning set forth in Section 4.5.2.

1.73.“Excess Development Expenses” has the meaning set forth in Section 3.3.2.

1.74.“Execution Date” has the meaning set forth in the preamble hereto.

1.75.[****].

1.76.“Existing Inventory” has the meaning set forth in Section 5.1.1.

1.77.“Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, have Developed, Commercialize, have Commercialized, register,

Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.  “Exploitation” means the act of Exploiting a compound, product or process.

1.78.“FDA” means the United States Food and Drug Administration and any successor agency thereto in the United States with responsibilities comparable to those of the United States Food and Drug Administration.

1.79. “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.80.“Finance Working Group” has the meaning set forth in Section 8.8.

1.81.“First Commercial Sale” means, with respect to a Licensed Product for use in a particular Indication in the Licensed Field and a country, the first Commercial Sale of such Licensed Product in such country after Regulatory Approval for such Licensed Product has been obtained in such country.  Sales prior to receipt of Regulatory Approval for a Licensed Product for use in a particular Indication in the Licensed Field, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.82.“FTC” means the United States Federal Trade Commission, or any successor United States governmental agency performing similar functions.

1.83.“FTE” means the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of at least a total of [****]) of work directly related to the Development, Commercialization or Manufacturing of a Licensed Product for use in the Licensed Field.  No additional payment shall be made with respect to any person who works more than [****] and any person who devotes less than [****] (or such other number as may be agreed by the Parties, as applicable) shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [****].

1.84.“FTE Costs” means, with respect to a Party for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of such Party performing Development, Commercialization or Manufacturing activities during such period in accordance with the Development Plan and applicable Commercialization Plan, including the Budget therefor.

1.85.“FTE Rate” means [****], which represents the fully burdened rate for such FTE and includes all Included FTE Costs and Expenses for such FTE.  [****].

1.86.“Global Clinical Trial” means any Clinical Trial that is intended to support a Regulatory Approval for a Licensed Product in the Licensed Field both in the United States and in any other country in the Territory.

1.87.“Global Commercialization Strategy” has the meaning set forth in Section 4.2.1.

1.88.“GMP” means current good manufacturing practices as specified in 21 C.F.R. Parts 11, 210 and 211, ICH Guideline Q7A, or equivalent laws, rules or regulations of an applicable Regulatory Authority at the time of manufacture.

1.89.“Governmental Authority” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

1.90.“GSK Agreement” means that certain License Agreement entered into between REGENX and SmithKline Beecham Corporation, effective on March 6, 2009, as amended by that certain Amendment to License Agreement dated April 15, 2009, and as further amended from time to time in accordance with this Agreement.

1.91.“GSK Licensor” means SmithKline Beecham Corporation (or any assignee or successor thereto under the GSK Agreement), if any REGENX Patents are sublicensed pursuant the GSK Agreement.

1.92.“GSK Notice Period” has the meaning set forth in Section 13.2.2.

1.93.“GSK Patents” means any REGENX Existing Patents that are licensed to REGENX pursuant to the GSK Agreement.

1.94.“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

1.95.“Included FTE Costs and Expenses” means the sum of all costs and expenses for the employee performing any Development, Commercialization or Manufacturing, as applicable, activities hereunder, including [****] to the extent required for the performance of the applicable Development, Commercialization or Manufacturing activities.

1.96.“IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Trials, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, (e.g., clinical trial application (CTA)) and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.97.“Indemnification Claim Notice” has the meaning set forth in Section 12.4.1.

1.98.“Indemnified Party” has the meaning set forth in Section 12.4.1.

1.99.[****]

1.100.[****]

1.101.“Indication” means any disease in humans, including (a) nAMD, (b) DR, and (c) any Additional Indication.

1.102.“Information” means all technical, scientific and other know-how and information, inventions, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.103.“Infringement” means any infringement of a REGENX Patent, Penn Patent, Joint Patent or PARTNER Patent related to the Development, Commercialization, Manufacture, having Manufactured or other Exploitation of a Licensed Compound or Licensed Product in the Licensed Field in the Territory.

1.104.“Initial Registration Enabling Trial Milestone Events” means each of the following milestone events, as further described in Section 8.2.1: (a) [****] patient dosed with a Licensed Product in the first Registration Enabling Trial for nAMD Suprachoroidal Treatment; and (b) [****] patient dosed with a Licensed Product in the first Registration Enabling Trial for DR Suprachoroidal Treatment.

1.105.“Initiation” means, with respect to a Clinical Trial, the [****] dosing of the [****] human subject with a Licensed Product in such Clinical Trial.

1.106.“Invoiced Sales” has the meaning set forth in the definition of “Net Sales.”

1.107.“Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 7.2.

1.108.“Joint Committees” means each of the Joint Development Committee, Joint Commercialization Committee, and Joint Manufacturing Committee.

1.109.“Joint Development Committee” or “JDC” has the meaning set forth in Section 7.1.

1.110.“Joint Know-How” means any and all Collaboration Know-How developed or invented jointly by or on behalf of REGENX or any of its Affiliates on the one hand, and PARTNER or any of its Affiliates on the other hand, but excluding REGENX NAV Platform Know-How.

1.111.“Joint Manufacturing Committee” or “JMC” has the meaning set forth in Section 7.3.

1.112.“Joint Patents” means any Collaboration Patents that claim inventions made jointly by or on behalf of REGENX or any of its Affiliates on one hand, and PARTNER or any of its Affiliates on the other hand, but excluding REGENX NAV Platform Patents.

1.113.“Joint Technology” means the Joint Know-How and Joint Patents.

1.114.“Knowledge” means with respect to REGENX, [****] of its [****], or any personnel holding positions equivalent to such job titles.

1.115.“Lead Regulatory Party” means, with respect to a particular Regulatory Approval, the Party responsible for the day-to-day implementation and operational management for the preparation, obtaining and maintenance of such Regulatory Approval and all Regulatory Documentation relating thereto.

1.116.“Legal Dispute” means (a) any dispute, controversy or claim related to compliance with this Agreement or the validity, breach, termination or interpretation of this Agreement, (b) any dispute, controversy or claim with respect to any intellectual property (including trade secrets, Patents and copyrights) that is subject to resolution pursuant to ARTICLE 9, and (c) any disputed matters specifically identified as a “Legal Dispute” hereunder.

1.117. “Licensed Back Improvements” means any [****]. For clarity, Licensed Back Improvements shall not include any Information or Patents directed to a Licensed Compound or Licensed Product, or Exploitation thereof.

1.118.“Licensed Compound” means (a) RGX-314, and (b) any AAV8 vector encoding for a modified form of the RGX-314 transgene coding sequence.

1.119.“Licensed Field” means all human and non-human diagnostic, prophylactic, and therapeutic uses.

1.120.“Licensed Product” means (a) any product that contains, alone or in combination with one or more other active ingredients, any Licensed Compound as an active ingredient, in any and all forms, presentations, dosages, and formulations or (b) any service with respect to the administration of any Licensed Compound to patients.

1.121.“Losses” has the meaning set forth in Section 12.1.

1.122.[****].

1.123.“Manufacture” and “Manufacturing” means all activities related to the production, making, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of a product or any intermediate thereof, including process development (including, with respect to Licensed Products for use in the Licensed Field, Process Development), process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control, excluding final (commercial and secondary) packaging and labeling.

1.124.“Manufacturing Information” means all Information with respect to the Manufacture of a Licensed Compound or Licensed Product for use in the Licensed Field, including [****] the CMC Data.

1.125.[****]

1.126.[****]

1.127.“Marketing Authorization” means all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport, marketing and sale of a Licensed Product for use in the Licensed Field in a country or regulatory jurisdiction.

1.128.“Material Breach” means a breach of this Agreement or the Penn Sublicense Agreement that is material to the rights and obligations of the Parties and the transactions contemplated by this Agreement and the Penn Sublicense Agreement, taken as a whole.

1.129.“Medical Affairs Activities” means, with respect to the United States, the coordination of medical information requests and field based medical scientific liaisons with respect to a Licensed Product for use in the Licensed Field in the United States, including activities of medical scientific liaisons and the provision of medical information services with respect to a Licensed Product for use in the Licensed Field.

1.130.“Medical Affairs Costs” means those FTE Costs (charged in accordance with Section 8.5.4 and the direct Out-of-Pocket Costs) incurred by a Party or any of its Affiliates in accordance with Accounting Standards after the Effective Date, during the Term pursuant to this Agreement that are directly attributable and reasonably allocable to Medical Affairs Activities with respect to a Licensed Product for use in the Licensed Field in the United States.

1.131.“Modified Party” has the meaning set forth in Section 6.3.

1.132.“Mono Product” has the meaning set forth in the definition of “Net Sales.”

1.133.“nAMD” means neovascular age-related macular degeneration.

1.134.“nAMD Subretinal Treatment” means the treatment of nAMD in humans by in vivo gene therapy using any Licensed Compound or Licensed Product delivered subretinally.

1.135.“nAMD Suprachoroidal Treatment” means the treatment of nAMD in humans by in vivo gene therapy using any Licensed Compound or Licensed Product delivered suprachoroidally.

1.136.“Net Sales” means, with respect to a Licensed Product for use in the Licensed Field for any period, the total amount billed or invoiced on Commercial Sales of such Licensed Product in the Licensed Field (including fees for services within the definition of “Licensed Product”) during such period by PARTNER, its Affiliates or any Sublicensees (each, a “Selling Party”) to Third Parties, in bona fide arm’s length transactions, less the following deductions, in each case in accordance with the standard internal policies and procedures of the applicable Selling Party, which must be in accordance with Accounting Standards, related specifically to the Licensed Product (“Invoiced Sales”) and actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to PARTNER, its Affiliates, or Sublicensees:

[****] (each deduction specified in (a) – (i) a “Permitted Deduction”).

[****].

In the event a Licensed Product is a Combination Product, the Net Sales for such Combination Product shall be calculated as follows:

(i)If the Selling Party separately sells in such country or other jurisdiction, (A) a product containing as its sole active ingredient a Licensed Compound contained in such Combination Product (the “Mono Product”) and (B) products containing as their sole active ingredients the other active ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by [****].

(ii)If the Selling Party separately sells in such country or other jurisdiction the Mono Product but does not separately sell in such country or other jurisdiction products containing as their sole active ingredients the other active ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by [****].

(iii)If the Selling Party does not separately sell in such country or other jurisdiction the Mono Product but do separately sell products containing as their sole active ingredients the other active ingredients contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by [****].

If the Selling Party does not separately sell in such country or other jurisdiction both the Mono Product and the other active ingredient or ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be determined by [****].

1.137.“New License Agreement” has the meaning set forth in Section 13.4.1.

1.138.[****]

1.139.[****]

1.140.[****]

1.141.“Non-Breaching Party” has the meaning set forth in Section 13.2.2(a).

1.142.“Non-Shared Development Activities” means any Development activities conducted under this Agreement in which REGENX is solely responsible for the Reimbursable Development Expenses therefor, as further described in Schedule 3.3.  [****].

1.143.“Notice Period” shall have the meaning set forth in Section 13.2.2.

1.144.“Opt-In” means opting into the jurisdiction of Unified Patent Court, such as through withdrawal under Article 83(4) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01) of the Opt-Out of a Patent.

1.145.“Opt-Out” means opting out of the jurisdiction of Unified Patent Court, such as the opt-out of a Patent right from the exclusive competence of the Unified Patent Court under Article 83(3) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01).

1.146.“Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with the Accounting Standards consistently applied) by PARTNER (or its Affiliate) or REGENX (or its Affiliate) directly incurred in, to the extent reasonably allocable to, the conduct of any applicable activities under this Agreement; [****].

1.147.“Owed Party” has the meaning set forth in Section 8.7.

1.148.“Owing Party” has the meaning set forth in Section 8.7.

1.149.“PARTNER” has the meaning set forth in the preamble hereto.

1.150.“PARTNER Collaboration Know-How” means any Collaboration Know-How developed or invented solely by or on behalf of PARTNER or any of its Affiliates, but excluding any REGENX NAV Platform Know-How.

1.151.“PARTNER Collaboration Patents” means any Collaboration Patent that claims an invention made solely by or on behalf of PARTNER or any of its Affiliates, but excluding any REGENX NAV Platform Patents.

1.152.“PARTNER Indemnitees” has the meaning set forth in Section 12.2.

1.153.“PARTNER Know-How” means all Information that is Controlled by PARTNER or any of its Affiliates as of the Execution Date or at any time during the Term that is necessary for the performance of REGENX’s obligations hereunder, but excluding (a) any Information to the extent published in PARTNER Patents or Joint Patents or otherwise generally known or (b) any Joint Know-How.  PARTNER Know-How includes PARTNER Collaboration Know-How but excludes REGENX NAV Platform Know-How.

1.154.“PARTNER Patents” means any Patents Controlled by PARTNER or any of its Affiliates as of the Execution Date or at any time during the Term that are necessary (or, with respect to patent applications, would be necessary if such patent applications were to issue as patents) for the performance of REGENX’s obligations under this Agreement, but excluding any Joint Patents.  PARTNER Patents include PARTNER Collaboration Patents but exclude REGENX NAV Platform Patents.

1.155.[****].

1.156.“Party” and “Parties” have the meaning set forth in the preamble hereto.

1.157.“Patents” and “Patent” means: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.158.“Payment” has the meaning set forth in Section 8.9.1.

1.159.“Payor” has the meaning set forth in Section 8.9.1.

1.160.“Penn Agreement” means that certain License Agreement entered into between REGENX and The Trustees of the University of Pennsylvania, effective on February 24, 2009, as amended by that letter agreement dated March 6, 2009, by that certain Second Amendment to License Agreement effective on September 9, 2014, by that certain Third Amendment to License Agreement effective on April 29, 2016, by that certain Fourth Amendment to License Agreement effective on April 4, 2019, by that certain Fifth Amendment to the License Agreement effective on September 11, 2020, and as further amended from time to time in accordance with this Agreement.

1.161.“Penn Licensor” or “Penn” means The Trustees of the University of Pennsylvania (or any successor thereto under the Penn Agreement) if any Penn Patents are sublicensed pursuant to the Penn Agreement.

1.162.“Penn Notice Period” has the meaning set forth in Section 13.2.2.

1.163.“Penn Patents” means any Patents that are licensed to REGENX pursuant to the Penn Agreement and which are set forth on Schedule 1.163 (Penn Patents), and any re-examination certificates thereof, and their foreign counterparts and extensions, continuations, divisionals, continuations-in-part, continuing, and re-issue applications; provided, however, that with respect to a Penn Patent that is jointly owned by REGENX or its Affiliate, on one hand, and Penn, on the other hand, only Penn’s interest in such Patent shall be a “Penn Patent” and, for clarity, REGENX’s interest in such Patent shall be a “REGENX Patent,” subject to Section 9.8.9.

1.164.“Penn Sublicense Agreement” has the meaning set forth in the recitals.

1.165.“Permitted Deduction” has the meaning set forth in the definition of “Net Sales.”

1.166.“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.167.“Personal Data” means (a) all information identifying, or in combination with other information, identifiable to an individual, including pseudonymized (key-coded) clinical data containing such information; and (b) any other information that is governed, regulated or protected by one or more Data Security and Privacy Laws.

1.168.“PhRMA Code” means the PhRMA Code on Interactions with Healthcare Professionals.

1.169.“PHSA” means the Public Health Service Act as set forth at 42 U.S.C. Chapter 6A, as may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.170.“Privacy and Security Obligations” has the meaning set forth in Section 11.2(v).

1.171.“Process Development” means, with respect to a product, all process development, process improvements, manufacturing scale-up, qualification and validation and quality assurance/quality control with respect to such product.

1.172.“Processing” (or its conjugates) means any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alternation, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

1.173.“Product Information” has the meaning set forth in Section 10.1.

1.174.“Product Labeling” means, with respect to a Licensed Product for use in a particular Indication in the Licensed Field in a country in the Territory, (a) the Regulatory Authority‑approved full prescribing information for such Licensed Product in such country, including any required patient information, and (b) all labels and other written, printed, or graphic matter upon a container, wrapper, or any package insert utilized with or for such Licensed Product in such country.

1.175.“Product Patent” means any (a) REGENX Patent, (b) Penn Patent, (c) PARTNER Patent or (d) Joint Patent, in each case (a)-(d), that claims a Licensed Compound or a Licensed Product, or the Exploitation thereof.

1.176.“Product Trademarks” means the Trademark(s) used or to be used by PARTNER or its Affiliates or its or their Sublicensees for the Commercialization of a Licensed Product for use in the Licensed Field in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any Corporate Names and any Trademarks that consist of or include any corporate name or corporate logo of the Parties or their Affiliates or its or their (sub)licensees (or Sublicensees)).

1.177.“Product Warranty” means, with respect to a Licensed Product at a specified time, that such Licensed Product at such time is (a) in conformity with the applicable specifications for such Licensed Product as mutually agreed upon by the Parties; (b) Manufactured in conformance with GMP, all other Applicable Law, this Agreement and the relevant Quality Agreement (as applicable); (c) Manufactured in facilities that are in compliance with Applicable Law at the time of such Manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities); (d) not adulterated or misbranded under the FFDCA, and similar provisions of the laws of other countries as to which any Regulatory Approval has been granted or such Licensed Product will be used; and (e) able to be introduced into interstate commerce pursuant to the FFDCA, and similar provisions of the laws of other countries as to which any Regulatory Approval has been granted or such Licensed Product will be used.

1.178.“Promotion” means, with respect to a Licensed Product for use in the Licensed Field, Detailing, activities with respect to product sampling, detail aids, coupons, discount cards, journal advertising, direct mail programs, direct-to-consumer advertising, convention exhibits and other forms of marketing, advertising, public relations and other similar promotional activities undertaken by a Party with respect to a Licensed Product for use in the Licensed Field.  When used as a verb, “Promote” means to engage in Promotion.

1.179.“Promotional Materials” means, with respect to a Licensed Product for use in a particular Indication in the Licensed Field and country in which such Licensed Product is or will be sold, promotional, advertising, communication and educational materials relating to such Licensed Product for use in connection with the marketing, Promotion and sale of such Licensed Product in such country, and the content thereof, and shall include promotional literature, product support materials and promotional giveaways.

1.180.“Prosecute” or “Prosecution” means preparation, filing, and prosecuting Patent applications and maintaining Patents, including any reexaminations, reissues, oppositions, post-grant review, inter partes review, interferences, and applications for extension of Patent term (including but not limited to, applications for Patent term extension, supplementary protection certificate, and patent supplementary protection).

1.181.“Prosecuting Party” means the Party controlling Prosecution of a Patent under this Agreement.

1.182.“Publishing Party” has the meaning set forth in Section 10.5.1.

1.183.“Recipient” has the meaning set forth in Section 8.9.1.

1.184.“REGENX” has the meaning set forth in the preamble hereto.

1.185.“REGENX Collaboration Know-How” means any Collaboration Know-How developed or invented solely by or on behalf of REGENX or any of its Affiliates.

1.186.“REGENX Collaboration Patents” means any Collaboration Patent that claims any REGENX Collaboration Know-How.

1.187.“REGENX Competitor” [****].

1.188.“REGENX Existing Patents” means (a) any REGENX Patents existing as of the Execution Date, which are set forth on Schedule 1.188, and (b) any re-examination certificates thereof, and their foreign counterparts and extensions, continuations, divisionals, continuations-in-part, continuing, and re-issue applications.

1.189.“REGENX Indemnitees” has the meaning set forth in Section 12.1.

1.190.“REGENX Know-How” means all Information Controlled by REGENX or any of its Affiliates as of the Execution Date or at any time during the Term that is necessary or reasonably useful for the performance of PARTNER’s obligations, Exploitation of any Licensed Compound or Licensed Product for use in the Licensed Field or exercise of PARTNER’s rights hereunder, but excluding (a) any Information to the extent published in REGENX Patents, Penn Patents or Joint Patents or otherwise generally known or (b) any Joint Know-How.  REGENX Know-How includes REGENX Collaboration Know-How.

1.191.“REGENX Licensors” means, as applicable, the GSK Licensor, the Penn Licensor, or any other Third Party Licensor under any Third Party License Agreement to which REGENX or its Affiliates is a Party.

1.192.“REGENX NAV Platform” means the REGENX proprietary gene delivery platform that utilizes recombinant AAV8 for gene therapy applications.  For clarity, REGENX NAV Platform shall not include any Licensed Compound, Licensed Product or Exploitation in each case thereof.

1.193.“REGENX NAV Platform Know-How” means any Collaboration Know-How that solely and specifically relates to the REGENX NAV Platform (including the process for Manufacture of any products generated using the REGENX NAV Platform), but excluding any Information that is directed to a Licensed Compound or Licensed Product for use in the Licensed Field or the Exploitation thereof.

1.194.“REGENX NAV Platform Patents” means any Collaboration Patents that solely and specifically claim inventions directed to the REGENX NAV Platform Know-How, but excluding any Collaboration Patents that claim any Licensed Compound or Licensed Product, or the Exploitation thereof.

1.195.“REGENX Patents” means any Patents Controlled by REGENX or any of its Affiliates as of the Execution Date or at any time during the Term that (a) Cover REGENX Know-How (without regard to the exclusion with respect to REGENX Patents in clause (a) thereof), or (b) are necessary or reasonably useful (or, with respect to patent applications, would be necessary or reasonably useful if such patent applications were to issue as Patents) for the performance of PARTNER’s obligations, Exploitation of any Licensed Compound or Licensed Product for use in the Licensed Field or exercise of PARTNER’s rights hereunder, but, in each case ((a) and (b)), excluding any Penn Patents and Joint Patents.  REGENX Patents include REGENX Collaboration Patents.

1.196. “REGENX Technology” means the REGENX Patents and the REGENX Know-How.

1.197.“Registration Enabling Trial” means, with respect to a Licensed Product for use in a particular Indication in the Licensed Field in a given country in the Territory, a Clinical Trial for such Licensed Product for which the applicable Regulatory Authority in such country has provided guidance that the design of such Clinical Trial and results of such Clinical Trial, together with prior data and information concerning such Licensed Product, (a) are sufficient to establish that such Licensed Product is safe and effective for its intended use, and (b) forms the primary basis (alone or with one (1) or more additional Registration Enabling Trials) of an effectiveness claim in support of Regulatory Approval for such Licensed Product, regardless of whether such Clinical Trial is referred to as a Phase 2, Phase 2b or Phase 3 clinical trial.  If a Clinical Trial of a Licensed Product does not meet the definition of a Registration Enabling Trial as of the date it is Initiated but later meets the definition of a Registration Enabling Trial, then for the purposes of Section 8.2, such Clinical Trial shall be deemed to be a Registration Enabling Trial as of the date the applicable Regulatory Authority accepts the submission of the BLA in which such Clinical Trial forms the primary basis of an effectiveness claim in support of Regulatory Approval for such Licensed Product.

1.198.“Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including BLAs), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Licensed Product for use in the Licensed Field in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval Marketing Authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (c) labeling approval.

1.199.“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other Governmental Authorities regulating or otherwise exercising authority with respect to the Exploitation of a Licensed Product for use in the Licensed Field in the Territory, including the FDA and the EMA.

1.200.“Regulatory Documentation” means: all (a) applications (including all INDs and BLAs), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (c) clinical and other data contained or relied upon in any of the foregoing; in each case ((a), (b) and (c)), relating to a Licensed Compound or Licensed Product for use in the Licensed Field.  Regulatory Documentation includes, for clarity, documentation relating to a Delivery System used in the administration of a Licensed Compound or Licensed

Product for use in the Licensed Field and any information received or authorized by a Third Party in support of applications for Licensed Product Regulatory Approvals.

1.201.“Regulatory Exclusivity Period” means, with respect to a Licensed Product for use in a particular Indication in the Licensed Field in any country in the Territory, any period of data, market or other regulatory exclusivity (other than Patent exclusivity) granted or afforded by Applicable Law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Licensed Product in such country and prevents another Person from marketing such Licensed Product without the prior written consent of the BLA-holder.

1.202.“Reimbursable Development Expenses” has the meaning set forth in Section 3.3.1.

1.203. [****].

1.204.“Reviewing Party” has the meaning set forth in Section 10.5.1.

1.205.“RGX-314” means the AAV8 vector containing a gene encoding for an antibody fragment that is designed to bind VEGF as described in [****].

1.206.“Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period beginning on the date of the First Commercial Sale of a Licensed Product in a particular country and ending on the latest to occur of: (a) the expiration of the last-to-expire Valid Claim within the REGENX Patents, Penn Patents or Joint Patents that claims (i) the composition of matter of such Licensed Product in such country or (ii) methods of use for the treatment of all Indications for which such Licensed Product has received Regulatory Approval in such country with respect to the specific mode of administration (e.g., subretinal or suprachoroidal) of such Licensed Product (collectively, the “Royalty-Bearing Patents”); (b) the expiration of Regulatory Exclusivity Period in such country for such Licensed Product in the Licensed Field; and (c) (x) if such country is in the European Union, the twelfth (12th) anniversary of the First Commercial Sale of such Licensed Product in the Licensed Field in such country or (y) if such country is outside the European Union, the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in the Licensed Field in such country.

1.207.“Royalty Territory” means, with respect to a Licensed Product for use in the Licensed Field, the Territory excluding the United States.

1.208.“Royalty-Bearing Patents” has the meaning set forth in the definition of “Royalty Term.”

1.209.“Safety Issue” means, with respect to a Licensed Product, any clinical hold or mandatory marketing withdrawal imposed by a Regulatory Authority in the United States, the European Union [****], in each case, relating to a significant safety concern or serious adverse event that is clinically relevant to the benefit risk assessment for the Licensed Product which, in the case of a clinical hold, is not lifted within [****] of the notice of such hold.

1.210.“Sales and Marketing Costs” means those FTE Costs (charged in accordance with Section 8.5.4) and the direct Out-of-Pocket Costs recorded as an expense by a Party or any of its Affiliates in accordance with Accounting Standards, after the Effective Date and during the Term pursuant to this Agreement that are compliant with Applicable Law and, in each case, are directly attributable and reasonably allocable to the following sales and marketing activities for a Licensed Product for use in the Licensed Field in the United States: [****]

Sales and Marketing Costs shall include costs of such activities that are incurred at any time after the Effective Date and during the Term of this Agreement (including prior to Regulatory Approval of a Licensed Product for use in the Licensed Field in the United States); provided that such costs shall be included in “Sales and Marketing Costs” for a Licensed Product for use in the Licensed Field in the United States solely to the extent provided for in and consistent with the applicable Commercialization Plan. If any cost or expense is directly attributable and reasonably allocable to more than one (1) category under “Sales and Marketing Costs” such cost or expense shall only be counted as a Sales and Marketing Cost with respect to one (1) such category.

1.211.“Selling Party” has the meaning set forth in Section 1.136.

1.212.“Senior Officer” means, (a) with respect to REGENX, its [****] and (b) with respect to PARTNER, its [****].

1.213.“Shared Development Activities” means any Development activities set forth in the Development Plan in which the Parties are each sharing a portion of the Reimbursable Development Expenses therefor, as further described in Schedule 3.3.  [****].

1.214.“Sublicensed IP” has the meaning set forth in Section 9.7.

1.215.“Sublicensee” means (a) any Third Party or Affiliate to whom PARTNER grants a sublicense of some or all of the rights granted to PARTNER under this Agreement as permitted herein or the Penn Sublicense Agreement as permitted therein; and (b) any other Third Party or Affiliate to whom a Sublicensee described in clause (a) has granted further sublicenses as permitted in this Agreement, but excluding, in each case ((a) and (b)), any [****].

1.216.[****].

1.217.[****]

1.218.“Term” has the meaning set forth in Section 13.1.

1.219.“Terminated Product Agreement” means, with respect to a Terminated Product for use in the Licensed Field, any agreement entered into by and between PARTNER or any of its Affiliates, on the one hand and one (1) or more Third Parties, on the other hand, that pertains solely to the Terminated Products and is necessary or reasonably useful for the Exploitation of such Terminated Product in the Territory.

1.220.“Terminated Products” means all Licensed Products that are Mono Products and are being Developed or Commercialized under this Agreement as of the effective date of termination of this Agreement, in the form and formulation in which such Licensed Products exist as of such effective date of termination.

1.221.“Termination Notice” has the meaning set forth in Section 13.2.2.

1.222.“Territory” means, subject to Section 13.2.2(d), the entire world.

1.223.“Third Party” means any Person other than REGENX, PARTNER and their respective Affiliates.

1.224.“Third Party Agreement” means, as applicable, any Third Party License Agreement [****].

1.225.“Third Party Claims” has the meaning set forth in Section 12.1.

1.226.“Third Party License Agreement” means, as applicable, the GSK Agreement, the Penn Agreement, or any agreement with a Third Party (a “Third Party Licensor”) that a Party enters into in accordance with Section 9.13 (except to the extent that PARTNER does not take a sublicense under such agreement as described under Section 9.13), as such agreement is amended from time to time in accordance with this Agreement.

1.227.“Third Party Licensor” has the meaning set forth in the definition of “Third Party License Agreement.”

1.228.“Third Party Patent Right” has the meaning set forth in Section 9.13.

1.229.“Third Party Payments” has the meaning set forth in Section 8.3.3(c).

1.230.[****]

1.231.“Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration rights, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, origin or quality, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.232.“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.233.“United States Profit and Loss Share” means the allocation of profits and losses for the sale of a Licensed Product for use in the Licensed Field in the United States set forth in Section 8.4.

1.234.“US Net Sales” means all Net Sales with respect to Licensed Products for use in the Licensed Field in the United States.

1.235.“Valid Claim” means (a) a claim of an issued and unexpired Patent (including any Patent claim the term of which is extended by any extension, supplementary protection certificate, patent term restoration, or the like) included within the REGENX Patents, the Penn Patents, the PARTNER Patents, or the Joint Patents that has not lapsed, been abandoned, canceled, dedicated to the public, disclaimed, revoked, or held unenforceable, unpatentable or invalid by a non-appealable decision or an appealable decision from which no appeal was taken within the time allowed for such appeal of a court or other governmental agency of competent jurisdiction or (b) a claim of a pending Patent application included within the REGENX Patents, the Penn Patents, the PARTNER Patents or the Joint Patents, filed and Prosecuted in good faith and no more than [****] have elapsed from its earliest priority date.  For clarity, a holding is a non-appealable decision or an appealable decision from which no appeal was taken within the time allowed for such appeal, or is a holding from which no appeal (other than a petition to the United States Supreme Court for a writ of certiorari or a similar appeal the consideration of which is subject to the discretion of the higher court) can be or has been taken.

1.236.“VAT” has the meaning set forth in Section 8.9.3.

1.237. “VEGF” means vascular endothelial growth factor.

1.238. “Voting Stock” has the meaning set forth in the definition of “Change of Control.”

Schedule 8.4

United States Profit and Loss Share

REGENX’s portion of the United States Profit and Loss Share shall be one-half of an amount which is calculated as all US Net Sales less all Allowable US Expenses.

PARTNER’s portion of the United States Profit and Loss Share shall be one-half of an amount which is calculated as all US Net Sales less all Allowable US Expenses.